Exhibit 4.16

LEASE

BETWEEN

BONANNO REAL ESTATE GROUP I, L.P., Landlord

- and -

KORNIT DIGITAL NORTH AMERICA, INC., TENANT

Dated: December _____, 2017

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INDEX OF DEFINITIONS

ADA
Additional Rent	2
Additional Security	35
Alternative Parking
and/or	42
Approved Tenant Plans”	5
Bankruptcy Event
Basic Rent	2
Building”	4
Capital Repair	16
Commencement Date	1
Demised Premises	1
Device	38
Event of Default
exclude	42
excluding	42
Execution Date	1
First Renewal Term
Gov’t Incentives
Incentive Termination Notice
include	42
including	42
Issuing Bank
Landlord	1
Landlord’s Adjacent Property
Late Charge	36
Legal Requirements	21
LL Roof Repair Work
MAI
Non-Extension Notice
Overnight Courier	33
Property Insurance	10
Real Property	1
Rent	2
Rent Commencement Date	2
repairs	15
Satisfactory Letter of Credit
Second Renewal Term
Security Deposit	35
SNDA	26
Tenant Delay	1
Tenant’s Work	5
Tenant”	1
Term”	1

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THIS LEASE, dated the _____ day of December ____, 2017 (“Execution Date”), between BONANNO REAL ESTATE GROUP I, L.P., a New Jersey limited partnership, with offices at 107 West Tryon Avenue, Teaneck, New Jersey 07666 (hereinafter referred to as the “Landlord”); and KORNIT DIGITAL NORTH AMERICA, INC., a Delaware corporation, with offices at 10541-10601North Commerce Street, Mequon, WI 53092, USA (hereinafter referred to as the “Tenant).

W I T N E S S E T H:

ARTICLE I

Demise of Premises

Section 1.01. The Landlord, for and in consideration of the rents to be paid and of the covenants and agreements hereinafter contained to be kept and performed by the Tenant, hereby demises and leases unto the Tenant, and the Tenant hereby hires and takes from the Landlord, for the term and the rent, and upon the covenants and agreements hereinafter set forth, the premises described in Exhibit A attached hereto and made a part hereof (such premises together with the Building and Real Property, both as hereinafter defined being hereinafter referred to as the “Demised Premises”), which is situated on that certain parcel of land located at 480 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey and a portion of the land located at 470 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey (hereinafter referred to as the “Real Property”), subject to and together with the following:

(a)       Zoning regulations and ordinances of the governmental subdivision(s) in which the Demised Premises lie; and

(b)       Covenants, restrictions, conditions, easements and party wall agreements of record, if any.

ARTICLE II

Term of Lease

Section 2.01. The term of this Lease and the demise of the Demised Premises shall be for ten (10) Lease Years beginning on February 1, 2018 provided that Landlord has satisfied the Delivery Conditions (hereinafter defined) (the “Commencement Date”), and ending at 11:59 p.m. on the last day of the tenth (10th) Lease Year or on such earlier or later commencement or termination as hereinafter set forth (which term, as same may be renewed or extended, is hereinafter called the “Term). If for any reason other than Force Majeure or a Tenant Delay (as hereinafter defined) the Demised Premises are not delivered to Tenant with all of the Delivery Conditions satisfied and all of Landlord’s representations then being true and accurate on or before February 1, 2018, then and in such event, Tenant shall be entitled to one (1) day of free Monthly Basic Rent for every day of delay until such time as the Demised Premises are delivered to Tenant in the condition required by this Section 2.01. If Landlord has not delivered the Demised Premises to Tenant in the condition required by this Section 2.01 on or before April 30, 2018 subject to delay due to reasons of Force Majeure or Tenant Delay, then commencing on May 1, 2018 and thereafter until such time as Landlord delivers the Demised Premises to Tenant in the condition required hereunder, Tenant shall have the right to terminate this Lease on not less than thirty (30) days prior written notice to Landlord, and on the date specified in Tenant’s notice, this Lease shall terminate and the parties shall have no further rights or obligations hereunder, except that Landlord shall promptly refund to Tenant any Rent paid in advance and any security deposited with Landlord, and this provision shall survive the expiration or earlier termination of the Lease. As used herein the term “Tenant Delay” shall mean any delay that Landlord may encounter in commencing or performing any of Landlord’s obligations under this Lease, due to any acts or omissions of Tenant, or any of its respective agents, employees, contractors, or subcontractors, which caused such delay and of which Landlord has given notice to Tenant. Landlord shall notify Tenant in writing, of any Tenant Delay arising from any such acts or omissions within five (5) business days after Landlord actually becomes aware that any such acts or omissions has resulted in Tenant Delay (and such notice shall specify in reasonable etail to the extent practicable the cause of the delay).

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ARTICLE III

Rent

Section 3.01. Beginning on the Rent Commencement Date Term Basic Rent shall accrue and be payable as follows:

LEASE YEAR	ANNUAL BASIC RENT	MONTHLY BASIC RENT
1	$142,605.00	$11,883.75
2	$146,883.15	$12,240.26
3	$151,289.64	$12,607.47
4	$155,828.33	$12,985.69
5	$160,503.18	$13,375.27
6	$173,343.43	$14,445.29
7	$178,543.74	$14,878.65
8	$183,900.05	$15,325.00
9	$189,417.05	$15,784.76
10	$195,099.56	$16,258.30

The aforesaid Monthly Basic Rent installments shall be payable in advance on the first day of each calendar month during the Term, except that a proportionately lesser sum may be paid for the first month of the Term of this Lease if the Term commences on a date other than the first day of the month. As used in this Lease, “Basic Rent” shall mean either Term Basic Rent, Annual Basic Rent or Monthly Basic Rent, as appropriate. The “Rent Commencement Date” for Basic Rent shall mean the sixtieth (60th) day following the Commencement Date.

Section 3.02. The Tenant shall, and will, during the Term well and truly pay, or cause to be paid, to the Landlord, the installments of Monthly Basic Rent as herein provided and all other sums that may become due and payable by the Tenant hereunder, at the time and in the manner herein provided, without counterclaim, offset or deduction, unless expressly otherwise provided in this Lease. For purposes of this Lease, “Additional Rent” shall mean all sums in addition to Term Basic Rent due and payable by the Tenant hereunder and shall be billed separately from Term Basic Rent due and payable by the Tenant hereunder, although bills for Additional Rent and Basic Rent may be sent concurrently to Tenant. In the event of nonpayment of Additional Rent, Landlord shall have all the same rights and remedies with respect thereto as are herein provided for in the case of the nonpayment of Term Basic Rent, or of a breach of any covenant to be performed by the Tenant. As used herein the term “Rent” shall mean both the Term Basic Rent and Additional Rent.

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Section 3.03. The Basic Rent payable by the Tenant pursuant to this Lease is intended to be net to the Landlord, and unless expressly otherwise provided in this Lease, all other charges and expenses imposed upon the Demised Premises or incurred in connection with its use, occupancy, care, maintenance, operation and control, including but not limited to the charges and expenses payable pursuant to Articles VII and VIII of this Lease, shall be paid by the Tenant, excepting liens resulting from acts or omissions of the Landlord and other payments to be paid or obligations undertaken by the Landlord as specifically provided in this Lease.

Section 3.04. The Basic Rent payable under this Lease shall be payable to Bonanno Real Estate Group I, L.P., at the office of the Landlord at the address set forth in Section 16.01, or as may otherwise be directed by notice from the Landlord to the Tenant, given in accordance with the provisions of Article 16 hereof, and shall be payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Section 3.05. Notwithstanding the foregoing, Landlord and Tenant agree that Tenant shall have the right, but not the obligation, at Tenant’s sole option, to pay Rent by wire transfer to such accounts as Landlord shall designate upon Tenant’s request therefor. Landlord and Tenant shall complete and sign all forms and other documentation required to effectuate the foregoing. Tenant shall pay all service fees and other charges (including charges for insufficient funds) in connection with the foregoing. Notwithstanding the foregoing, Tenant acknowledges and agrees that it shall remain responsible to Landlord for all payments of Rent pursuant to this Lease even if there are insufficient funds in Tenant’s bank account in any given month and such Rent shall immediately be paid to Landlord upon written notice.

Section 3.06. Promptly after the Commencement Date and the Rent Commencement Date are determined, Landlord and Tenant, at either Landlord’s or Tenant’s request, will execute an agreement with respect to each of the above dates. Tenant’s or Landlord’s failure or refusal to sign the same shall in no event affect the determination of such dates or either party’s obligations hereunder.

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ARTICLE IV

The Demised Premises

Section 4.01. The Demised Premises includes a building of approximately fifteen thousand eight hundred forty-five (15,845) gross square feet (which building is hereinafter called the “Building”) previously erected thereon and the land upon which it is situated as more particularly described on Exhibit A, which the Tenant acknowledges that it has inspected and is fully familiar with its condition and is leasing the same in an “AS IS” condition, except that the Building shall be delivered (i) in “broom clean” condition, free and clear of all other leases (other than this one) and occupants (other than Tenant), (ii) with all existing mechanical, electrical, and plumbing systems in working order, (iii) all heating, ventilating and air-conditioning (“HVAC”) equipment which services the office portion of the Building (“Office HVAC”) in good operating condition, subject to the following provisions of this Section 4.01 and (iv) Landlord’s representations set forth in Section 4.04 hereof shall be true and accurate on the date of delivery of possession of the Demised Premises to Tenant (all of the foregoing hereby collectively referred to as the “Delivery Conditions”). Landlord shall notify Tenant not less than ten (10) business days in advance of the date on which Landlord will deliver possession of the Demised Premises to Tenant in the condition required and the parties shall arrange a mutually convenient time for a joint inspection of the Demised Premises to confirm that the Delivery Conditions have been satisfied. In the event that the inspection discloses that any of the existing mechanical, electrical, and plumbing systems are not in working order, Landlord shall have until April 1, 2018 (subject to Force Majeure and Tenant Delays) to perform the work necessary, at Landlord’s sole cost and expense, to place such systems in working order and Tenant agrees that the Commencement Date will occur prior to the performance and/or completion of the work required to place such systems in working order. If such repairs are required and if Landlord fails to make or complete the repairs by April 1, 2018 (subject to Force Majeure and Tenant Delays), then Tenant shall send Landlord a reminder stating in BOLD AND CONSPICUOUS letters that Landlord’s failure to commence making the repairs within five (5) business days from such reminder notice will constitute Landlord’s agreement that Tenant shall undertake the requisite repairs at Landlord’s sole cost and expense, but without profit or mark-up to Tenant. Landlord shall reimburse Tenant for Tenant’s actual out-of-pocket costs within thirty (30) days after receipt of a bill therefor accompanied by reasonable substantiation of the charges therein. If Landlord shall fail to pay Tenant after receipt of a reminder notice stating in BOLD AND CONSPICUOUS letters that Landlord’s failure to do so will entitle Tenant to deduct same from Rent, Tenant may deduct the amount so owed from the next due installments of Basic Rent however, in no event shall Tenant deduct more than twenty (20%) percent from each monthly installment until such time as Tenant has been fully reimbursed. As soon as practicable following the Execution Date, weather permitting, Landlord shall, at its sole cost and expense, replace the roof membrane, and to the extent necessary, insulation and portions of the roof deck, so as to make the roof watertight (hereinafter collectively referred to as the “LL Roof Repair Work”. Neither the LL Roof Repair Work nor the Office HVAC repairs shall be a Delivery Condition and Tenant agrees that the Commencement Date will occur prior to the performance and/or completion of the Office HVAC repairs, if required, and the LL Roof Repair Work. Tenant agrees to cooperate with Landlord and Landlord’s contractors so as not to delay (by more than a de minimis amount) the progress of the Office HVAC repairs and LL Roof Repair Work, and Landlord shall use all commercially reasonable efforts to complete the Office HVAC repairs and LL Roof Repair Work as expeditiously as possible, and, with respect to LL Roof Repair Work, no later than June 1, 2018 (subject to Force Majeure and Tenant Delays), and with minimal interference with Tenant’s access to, and use and occupancy of the Demised Premises. Tenant’s cooperation shall include, but not be limited to, providing access to the Demised Premises as needed; provided however, Tenant shall not be required to relocate Tenant’s employees nor Tenant’s equipment in connection with the LL Roof Repair Work. Landlord’s and Tenant’s responsibilities regarding compliance with Legal Requirements (as hereinafter defined) is set forth in Section 12.02.

Section 4.02. Subject to applicable governmental laws, rules, statutes, ordinances, and regulations Tenant shall have access to the Demised Premises twenty-four (24) hours a day, seven (7) days a week. Tenant shall have sole and exclusive use of all parking spaces at the Demised Premises.

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Section 4.03. The Demised Premises hereinabove described constitutes a self-contained unit and nothing in this Lease shall impose upon the Landlord any obligation to provide any services for the benefit of the Tenant, including but not limited to water, gas, electricity, heat, janitorial or garbage removal, or internet service unless and to the extent expressly provided for in this Lease.

Section 4.04. i) Landlord, to its knowledge, hereby represents and warrants to Tenant as of the Execution Date as follows:

(i)       Landlord has received no notice within the past twenty-four (24) months of any violation of any governmental law, rule, statute, ordinance, or regulation affecting the Demised Premises.

(ii)      With the exception of the LL Roof Repair Work, including without limitation, the replacement of the roof membrane and those portions of the roof deck requiring patching or replacement, if any, currently there are no structural repairs required to be made to the Demised Premises;

(iii)     The Building is in compliance with all governmental laws, rules, statutes, ordinances, and regulations;

(iv)     All meters for receiving and measuring electricity, gas and water and all conduits necessary for Internet service are already installed in the Demised Premises and are all in working condition; and

(v)      Except as otherwise noted herein with respect to the required repairs to the Office HVAC and the mechanical, electrical and plumbing systems, and any life safety systems within the Demised Premises are in operating condition.

Section 4.05. Tenant shall, at its sole cost and expense, perform all initial improvements to the Demised Premises described on Exhibit C (herein “Tenant’s Work”), which improvements Landlord hereby approves.

Section 4.06. Prior to commencing any improvement work, Tenant, at its sole cost and expense, shall obtain all necessary governmental approvals required for the performance of the Tenant’s Work, and, upon request, shall provide Landlord with copies thereof. Landlord shall cooperate and promptly execute and return all applications requiring Landlord signature thereon provided the information contained therein relating to Landlord is accurate. All Tenant’s Work performed by Tenant shall be performed in compliance with all applicable codes, rules and regulations and with the quality of workmanship and materials consistent with the character and integrity of the Building. Tenant agrees to carry and will cause Tenant’s contractors and subcontractors to carry such workmen’s compensation, general liability, personal and property damage insurance as Landlord may reasonably require. If any mechanic’s lien is filed against the Premises or the Building of which the same form a part, for work claimed to have been done for, or materials furnished to, Tenant, the same shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s expense, by payment thereof or filing a bond and, in addition, Tenant shall take all necessary steps required by law to permanently discharge said lien. Except as set forth in Section 4.07 below with respect to any reconfiguration or expansion of the office area by Tenant, Tenant shall not be required to remove any of Tenant’s Work listed on Exhibit C and/or shown on the plans approved therefor, which plans, once approved by Landlord, shall be attached hereto as Exhibit C-1 and made a part hereof (the “Approved Tenant Plans”). If and to the extent Tenant elects to remove any installations made to the Demised Premises, it shall repair all damage caused in connection with the installation or removal thereof.

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Section 4.07. In the event that Tenant elects to improve or expand the office portion of the Demised Premises or perform any other initial leasehold improvements as part of Tenant’s Work, the following shall apply:

(a)       Tenant shall, at its own cost and expense prepare and submit to Landlord, two (2) sets of proposed plans and specifications covering the Tenant’s Work. Tenant’s Work shall comply with the requirements set forth in this Lease, including, without limitation, Article 12. Within ten (10) business days after receipt of initial plans and specifications, or within five (5) business days after receipt of any re-submitted plans and specifications, Landlord shall either: (i) approve said plans and specifications in writing or by signing or initialing one set thereof and returning such set to Tenant (and such approved preliminary plans and specifications shall then constitute the final plans and specifications), or (ii) disapprove said plans and specifications in writing to Tenant (and with detail as to the specific reasons for disapproval). If Landlord disapproves, Landlord shall advise Tenant of those revisions which Landlord requires within the time frameworks set forth above, and Tenant shall, at Tenant’s sole cost and expense, within thirty (30) days thereafter, submit two (2) sets of revised plans and specifications to Landlord for its approval in accordance with the preceding provisions of this Section. If Landlord fails to respond to Tenant in accordance with this provision within five (5) business days after receipt, with respect to initial plans or three (3) business days after receipt of revised plans, Tenant may send a second reminder stating in BOLD AND CONSPICUOUS letters that Landlord’s failure to respond within three (3) business days from such reminder notice will constitute Landlord’s approval of the plans and specification and if Landlord fails to respond within such three (3) business day period, Landlord shall be deemed to approve the plans and specifications. If Tenant elects to make additional improvements to the Demised Premises during the Term (other than those set forth on Exhibits C and, to the extent those items on Exhibit C are detailed on Exhibit C-1), Landlord agrees that if so requested by the Tenant at the time consent is granted to the improvements, Landlord will advise Tenant what portion of the work so consented to will be required to be removed by Tenant at the expiration or sooner termination of the Lease. If Landlord fails to do so within ten (10) business days of Tenant’s request, Tenant may send Landlord a reminder stating in BOLD AND CONSPICUOUS letters that Landlord’s failure to respond within three (3) business days from such reminder notice will constitute Landlord’s agreement that the specified improvements need not be removed by Tenant at the expiration or earlier termination of the Term and if Landlord fails to respond within such three (3) business day period, Tenant shall not be required to remove such improvements. Tenant acknowledges and agrees that with respect to any reconfiguration or expansion of the office area by Tenant, Landlord will indicate on Exhibit C-1 or by a supplemental writing at the time it approves Exhibit C-1, what portion of the work so consented to will be required to be removed by Tenant at the expiration or sooner termination of the Lease.

(b)       Tenant shall obtain all permits and approvals for the performance of Tenant’s Work, including a building permit. Tenant shall file for a building permit necessary for the performance of Tenant’s Work after Landlord’s written approval of the plans and specifications for Tenant’s Work which will then be appended to this Lease as Exhibit C-1. Tenant shall give Landlord copies of each application submission at least three (3) business days before filing same.

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(c)       Tenant shall advise Landlord of any communications with the municipal planning board or building department incident to applications for permits and approvals. Tenant shall deliver to Landlord copies of all permits and approvals, including but not limited to its building permit, prior to Tenant’s Work. Tenant’s Work shall be performed in a good and workmanlike manner using quality materials, in compliance with all Legal Requirements, and at Tenant’s sole and exclusive risk and cost. Notwithstanding the foregoing or anything in this Lease to the contrary, if there are violations against the Demised Premises which prohibit Tenant from obtaining a building permit to perform Tenant’s Work which violations are due to conditions antedating or existing on the Commencement Date, but not due to the acts or omissions of Tenant or any of its contractors, employees or agents, then Landlord, at Landlord’s sole cost and expense, shall promptly take all actions necessary to have such violations removed, and except for the foregoing (which shall delay the Rent Commencement Date on a day for day basis for each day for which Tenant is unable to obtain the requisite permits to perform Tenant’s Work), Tenant acknowledges that any delay in completing the Tenant’s Work will not delay the Rent Commencement Date.

(d)       On completion of Tenant’s Work, Tenant shall close out all permits and furnish Landlord with documentation from the applicable governmental authorities confirming the work has been properly performed. Tenant shall also promptly deliver to Landlord, final lien waivers from the general contractor and all subcontractors and material suppliers, and to the extent applicable, “AS BUILT” plans together with CAD plans.

ARTICLE V

Use

Section 5.01. The Demised Premises may be used for office space and for the operation of a demonstration facility (showroom) and for all uses ancillary thereto, including the storage of chemical solutions for the sole purpose of operating the equipment being demonstrated (the approximate amounts of the chemicals to be so stored are set forth on Exhibit D attached hereto and made a part hereof), employee pantries, computer rooms, and mail rooms, and for no other use or purpose (the “Permitted Use”). In no event will Tenant conduct manufacturing at the Demised Premises and periodic sales demonstrations of Tenant’s printing and copying equipment shall be permitted and not be deemed to be manufacturing for the purposes of this Lease. Notwithstanding anything to the contrary, the Landlord makes no representation that the Demised Premises may be used for those purposes set forth in this Section 5.01. Subject to the provisions of Section 4.04 and Section 4.07(c) hereof, Tenant, at its sole cost and expense, shall be responsible for obtaining any and all certificates and/or permits sanctioning Tenant’s use from any governmental agencies having jurisdiction over the Demised Premises, including by way of example, but not limitation, a Continuing Certificate of Occupancy for the Demised Premises, and Landlord shall promptly cooperate with Tenant’s efforts to obtain same provided Landlord shall not incur any cost or expense in connection therewith or, if there exists any cost therefore, Tenant agrees in writing to pay for same as Additional Rent within thirty (30) days from being billed. The Tenant shall not use or permit to be used the Demised Premises or any part thereof for any purpose other than the uses described in the first sentence of this Section. In no event shall Tenant store any products, materials, machinery, equipment or inventory or perform any activities outside of the Building, except with respect to alterations or repairs, permitted under this Lease pertaining to the exterior of the Building, or landscaping, or the parking lot.

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ARTICLE VI

Quiet Enjoyment

Section 6.01. The Landlord covenants that if, and as long as, the Tenant pays the Term Basic Rent, and any Additional Rent as herein provided, and performs the covenants hereof, the Landlord shall do nothing to affect the Tenant’s right to peaceably and quietly have, hold and enjoy the Demised Premises for the Term herein mentioned, subject to the provisions of this Lease.

ARTICLE VII

Additional Rent, Taxes, Assessments,
Water Rates, Charges, Etc.

Section 7.01. Commencing on the Rent Commencement Date, the Tenant shall pay, before any interest or penalties accrue thereon, all Real Estate Taxes, as hereinafter defined in Section 29.13, and all operating costs relating to the Demised Premises including by way of example but not limitation, all domestic water charges, gas and electricity charges, fire sprinkler standby charges, sewer rates and charges, parking lot repairs, parking lot maintenance and lighting, landscaping and snow removal, and all other charges relating to the maintenance and repair of the parking lot, and such other costs and expenses not expressly stated in this Lease to be the obligation of the Landlord (all of the foregoing collectively referred to as “Operating Costs”). Tenant shall pay such Operating Costs directly to the utility or other service provider, or other entity or authority assessing such charges. Tenant acknowledges that all wiring, conduits, cables, pipes and other equipment and meters necessary for the provision of utilities and internet service to, and measurement of consumption of utilities by Tenant are already installed at the Demised Premises. Tenant shall pay all such charges directly to the assessing authority or provider, as the case may be, and upon reasonable prior written request therefor, Tenant shall furnish Landlord with copies of receipted bills or other proof of payment. There shall be apportioned any tax or charge relating to the fiscal years in which the Term of this Lease commences and terminates. In the event Landlord directs Tenant to pay any charges directly to an assessing authority or providing entity and Tenant fails to pay any of the foregoing items in a timely manner, then provided that (x) Landlord has sent Tenant a reminder notice stating in BOLD AND CONSPICOUS LETTERS, that failure of Tenant to pay the specified charges within five (5) business days after receipt of such notice shall entitle Landlord to pay same, and (y) Tenant’s failure to pay said charges within said five (5) business day period, Landlord shall have the right but not the obligation to pay such amounts and charge Tenant, as Additional Rent, all sums expended by Landlord. Real Estate Taxes are currently estimated to be $1.98 per square foot.

Section 7.02. The Tenant shall not be required to pay any estate, inheritance, devolution, succession, transfer, legacy or gift tax charged against the Landlord or the estate or interest of the Landlord in the Demised Premises or upon the right of any person to succeed to the same or any part thereof by inheritance, succession, transfer or gift, nor any capital stock tax or corporate franchise tax incurred by the Landlord, nor any income tax upon or against the income of the Landlord (including any rental income derived by the Landlord from the Demised Premises but this exclusion shall not be applicable to a sales tax or rental tax which shall be considered a Real Estate Tax).

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Section 7.03. The Tenant shall pay all assessments that may be imposed upon the Real Property by reason of any specific public improvement (including but not limited to assessments for street openings, grading, paving and sewer installations and improvements) except that if by law such special assessment is payable, or may, at the option of the taxpayer, be paid, in installments, the Tenant may, whether or not interest accrues on the unpaid balance thereof, elect to pay the same and any accrued interest on any unpaid balance thereof in the maximum number of installments and as each installment becomes due and payable, but in any event before any penalty or cost may be added thereto for nonpayment of any installment or interest. If such election to pay in installments can only be made by the fee owner, then Landlord shall elect to pay such assessment in the maximum number of installments. Tenant shall only be liable for installments falling due during the Term. Any such benefit, assessment or installment thereof relating to a fiscal period in which the Term of this Lease begins or ends shall be apportioned between the Landlord and the Tenant.

Section 7.04. The Tenant, in its name or the Landlord’s name, shall have the right to contest, or review, by appropriate proceedings, in such manner as it may deem suitable, at its own expense, and without expense to the Landlord, any tax, assessment, water and sewer rates or charges, or other charges payable by the Tenant pursuant to this Lease, and upon the request of the Tenant, and upon receipt by Landlord of the taxes payable by Tenant under this Article, the Landlord will pay, under protest, any tax, assessment, water or sewer rent or charge, or any other charge payable by the Tenant pursuant to this Lease, which shall be contested or reviewed by the Tenant. Any refund resulting from such contest or review shall be assigned to and belong to the Tenant and shall be paid to the Tenant promptly upon its receipt by the Landlord notwithstanding that the Lease and Term may have expired. If the refund relates to a tax year that is apportioned between the Landlord and the Tenant, the refund shall be apportioned between the Landlord and the Tenant. The provisions of this Section shall survive the expiration of this Lease to the extent any refund payment is due Tenant for the period prior to the expiration of the Term.

Section 7.05. Notwithstanding anything contained herein to the contrary, should Landlord’s mortgagee require at any time, the maintenance of an escrow reserve for the tax obligations of Tenant or for any other obligation of Tenant as in this Lease contained, Tenant shall promptly pay to said escrowee the required amount as the same may be periodically adjusted from time to time and upon request mortgagee or Landlord shall provide to Tenant proof of payment to the taxing authority. For the avoidance of doubt, Landlord shall bear the costs of the escrow agent.

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ARTICLE VIII

Insurance

Section 8.01. (a) The Landlord shall, during the Term of this Lease, cause the Demised Premises to be insured for the benefit of the Landlord and any and all mortgagees of the Landlord and for the Tenant, as its interest may appear, “All Risk” or “Special Forms” property insurance against damage or loss by fire, malicious mischief, sprinkler leakage and such other hazards and perils as now or hereafter may be included in a standard “extended coverage” endorsement from time to time including boiler insurance and with a vandalism and malicious mischief endorsement (hereinafter referred to as “Property Insurance”), in an amount not less than the full replacement value of an identical building (excluding Tenant improvements and alterations except to the extent same constitute permanent fixtures that cannot be removed without causing damage to the Demised Premises that cannot be repaired after such removal) constructed in accordance with all requirements, rules and regulations, which may be applicable at the time of any loss or damage, of all governmental agencies having jurisdiction over the Building and construction of such Building and improvements. Landlord agrees that throughout the Term as extended or renewed it shall maintain for its own benefit and at Landlord’s sole cost and expense, commercial general liability insurance, however, Tenant shall not be named an additional insured on such policy.

(b)      Such Property Insurance policies shall be issued by insurance companies licensed to do business in New Jersey with an A.M. Best rating of A-VII or better. Commencing on Rent Commencement Date, Tenant shall pay, as Additional Rent, one hundred (100%) percent of the total premium for the Property Insurance and endorsements promptly when billed. In addition, the Tenant shall pay the full amount of any increase in the Property Insurance premiums pertaining solely to the entire Demised Premises and resulting from Tenant’s use. If the Tenant shall fail to pay the amount of such Property Insurance premiums within ten (10) days after being billed by Landlord, then subject to Tenant’s receipt of a reminder notice, stating in BOLD AND CONSPICOUS LETTERS, that failure of Tenant to pay the specified premiums within five (5) business days after receipt of such notice shall entitle Landlord to pay same, and (y) Tenant’s failure to pay said charges within said five (5) business day period, the amount thereof may, but shall not be obligated to be paid by Landlord, and any premiums so paid by Landlord shall be billed to Tenant and payable as Additional Rent, with such Additional Rent being due and payable with the Monthly Basic Rent next coming due. Any deductible under such Property Insurance policies shall be paid for by the Tenant, to the extent of one hundred (100%) percent of the amount thereof. Landlord’s represents that Landlord’s current Property Insurance policy covering the Demised Premises provides for a Ten Thousand and 00/100 ($10,000.00) Dollar deductible. Landlord agrees to advise Tenant in the event of any increase in the deductible; however Landlord shall not agree to an increase in any deductible for which Tenant is liable hereunder of more than twenty (20%) percent during the initial Term, or more than twenty (20%) percent each of the Renewal Terms without the prior written consent of Tenant.

Section 8.02. (a) Commencing on Commencement Date, the Tenant shall maintain and keep in force, during the Term of this Lease, with respect to the Demised Premises commercial general liability insurance policy in standard form, insuring against liability for personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, blanket contractual liability, products and completed operations liability. Said policies shall be written by insurance companies licensed to do business in the State of New Jersey rated A-VII by A.M. Best Company, Oldwick, New Jersey, and shall cover the entire Demised Premises and shall be in the minimum amount of Three Million and 00/100 ($3,000,000.00) Dollars for each occurrence and shall contain provision for ten (10) days’ written notice by nationally recognized overnight courier service providing proof of delivery and proof of receipt, or by certified (return receipt requested, postage pre-paid) or registered United States mail to the Landlord of any material change or detrimental alteration in coverage, or cancellation or other termination of said policy. The said policies shall also contain an endorsement protecting the Landlord for water damage and sprinkler damage liability with respect to property other than the Landlord’s. The Tenant shall name the Landlord, Landlord’s managing agent and/or mortgagee[s] as an additional insured on its commercial general liability insurance policy. Tenant shall provide at all times current certificates of insurance demonstrating compliance with the provisions of this Section and evidence of such coverage. Landlord reserves the right, not more than once during the initial Term of this Lease or any Renewal Term, to require an increase in the aforesaid amount of insurance to an amount reasonable under the circumstances considering the character and location of the Building and any significant change in Tenant’s use of the Demised Premises.

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(b)       Tenant represents, said representation being specifically designed to induce the Landlord to execute this Lease, that Tenant shall insure its business against interruption and its Premises, improvements, alterations, personal property and fixtures and any other items which Tenant may bring to the Demised Premises or which may be under Tenant’s care, custody and control which may be subject to any claim for damages or destruction, which property value shall never exceed the amount of insurance which Tenant is required to carry pursuant to this Lease. If at any time the value of the personal property, fixtures or other goods located at the Demised Premises shall exceed said amount, Tenant covenants to so notify Landlord and at the same time increase the amount of insurance required to be carried pursuant to this Section 8.02 to an amount sufficient to cover the aforesaid. Should Tenant fail to do so, or fail to maintain insurance coverage adequate to cover the aforesaid, then after receipt of notice and failure to cure, Tenant shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.

Section 8.03. The Tenant shall provide and keep in force, during the Term of this Lease, for the benefit of the Landlord, boiler and machinery insurance, if applicable. The Landlord shall be named as an additional insured under the policy, with respect to the Building. Upon failure at any time on the part of the Tenant to procure any or all of the policies of insurance as provided in this Article, or to pay the premiums therefor, and provided that (x) Landlord has sent Tenant a reminder notice stating in BOLD AND CONSPICOUS LETTERS, that the failure of Tenant to procure the requisite insurance and/or to pay the premiums therefor within five (5) business days after receipt of such notice shall entitle Landlord to procure such insurance and to pay for same, and (y) Tenant’s failure to do so within said five (5) business day period, then thereafter Landlord shall be at liberty from time to time as often as such failure shall occur, to procure such insurance and pay the premiums therefor as herein provided with respect to procurement of fire and casualty insurance, and all and any sums paid for such insurance by the Landlord together with interest thereon from date of payment shall be and become and are hereby declared to be Additional Rent under this Lease, forthwith due and payable, and shall be collectible accordingly.

Section 8.04. The Landlord shall provide and keep in force during the Term of this Lease, for the benefit of the Landlord, an endorsement to the insurance provided for in Section 8.01 for rental income insurance insuring the Landlord against the loss of Term Basic Rent and Additional Rent, as in this Lease provided, from the perils of fire and extended coverage for a period of no less than one (1) year. The Tenant shall reimburse Landlord for the cost of said insurance when billed. If the Tenant shall fail to pay the amount of such premiums within ten (10) days after being billed, the amount thereof shall be added to the amount of the Term Basic Rent next coming due hereunder and shall be due and payable as part of said Term Basic Rent next coming due.

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Section 8.05. Each such insurance policy carried by Landlord and each such insurance policy carried by Tenant insuring the Demised Premises, its business against interruption, and its fixtures and contents against loss by fire, water and causes covered by standard extended coverage or all risks endorsement insurance, shall be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by such policies except, however, criminal acts. Neither party shall be liable to the other and both parties hereby waive any claims against one another for any loss or damage caused by fire, water or any of the risks enumerated in standard extended coverage insurance, all risks or special forms endorsement insurance, provided such insurance was obtainable at the time of such loss or damage. If the release of either Landlord or Tenant, as set forth in the second sentence of this paragraph, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be deemed secondary to the latter’s insurer.

Section 8.06. The Tenant shall also furnish insurance for such other hazards and in such amounts as the Landlord may reasonably require and as at the time are commonly insured against with respect to buildings similar in character, general location and use and occupancy to the Demised Premises in relative amounts normally carried with respect thereto. The Landlord reserves the right at any time and from time to time but not more frequently than one time every five (5) Lease Years to require that the limits for any of the insurance required pursuant to this Article VIII be increased to limits as at the time are reasonable with respect to Tenant’s use and to buildings similar in character, general location and use and occupancy to the Demised Premises.

Section 8.07. (a) Tenant is and shall be in exclusive control and possession of the Demised Premises as provided herein, and except as otherwise provided herein Landlord shall not be liable to Tenant for any loss suffered by Tenant under any circumstances, including, but not limited to (i) that arising from the negligence of Landlord, its agents, servants, invitees, contractors or subcontractors, or from defects, errors or omissions in the construction or design of the Demised Premises including the structural and nonstructural portions thereof; or (ii) loss of or injury to Tenant or to Tenant’s property or that for which Tenant is legally liable from any cause whatsoever, including but not limited to theft or burglary; or (iii) that which results from or is incidental to the furnishing of or failure to furnish or the interruption in connection with the furnishing of any service which Landlord is obligated to furnish pursuant to this Lease; or (iv) that which results from any inspection, repair, alteration or addition or the failure thereof undertaken or failed to be undertaken by Landlord; or (v) any interruption to Tenant’s business, however occurring unless otherwise expressly otherwise provided for in this Lease.

(b)       The aforesaid exculpatory Section is to induce the Landlord, in its judgment, to avoid or minimize covering risks which are better quantified and covered by Tenant either through insurance (or self-insurance or combinations thereof if specifically permitted pursuant to this Lease), thereby avoiding the need to increase the rent charged Tenant to compensate the Landlord for the additional costs in obtaining said coverage or reserving against such losses. Notwithstanding anything in this Lease to the contrary, if Tenant shall be prevented from using or accessing, in whole or in part, the Demised Premises as a result of any act or omission of Landlord, its employees, agents or contractors, which loss of use, or loss of access continues for five (5) consecutive days following Landlord’s receipt of notice from Tenant of such condition, then Basic Rent and all regularly recurring Additional Rent shall abate until such time as Tenant has regained full access to and full use of the Demised Premises. If Tenant’s use of the Demised Premises or access thereto is only partially denied, Basic Rent and all regularly recurring Additional Rent shall abate proportionately to Tenant’s loss of use, or access.

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(c)       Tenant shall indemnify, defend and save Landlord harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against Landlord by reason of:

(A)     Any work or thing done in, on or about the Demised Premises or any part thereof by or on behalf of Tenant (but shall not include any work done on the roof by or for Landlord, including, without limitation, the installation of the new roof membrane, or arising from or in connection with the installation of solar panels on the roof by Landlord, or its employees, agents or contractors) nor any repair or work done by Landlord to put Building Systems in working order;

(B)      Any use, occupation, condition, operation of the Demised Premises or any part thereof if caused by Tenant, its agents, employees, contractors or any person or entity over which Tenant has control or of any sidewalk or curb within the Demised Premises, or any occurrence on any of the same on the part of Tenant;

(C)      Any negligent act or omission on the part of Tenant or any subtenant or any employees, licensees or invitees of Tenant or any subtenant of Tenant;

(D)      Any accident, injury (including death) or damage to any third party or property owned by someone other than Tenant and under the care, custody or control of Tenant occurring in, on or about the Demised Premises, or any part thereof (and, if anything shall be installed on or affixed to the roof or any part thereof by Landlord or its agents, contractors or employees the roof and such installations shall not be deemed to be under the care, custody or control of Tenant) unless caused by Landlord, its agents, contractors or employees; and

(E)       Any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease.

(d)       The provisions of this Section shall survive the expiration or earlier termination of the Lease.

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Section 8.08. Landlord shall indemnify, defend and save Tenant harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against Tenant arising from any accident, injury (including death) or damage to any third party or their property occurring in, on or about the Demised Premises, or any part thereof, if (a) caused in whole or in part by Landlord, or a Landlord Party or an affiliate of Landlord or any Landlord Party (as defined in Section 9.01) or any of its or their agents, contractors or employees (and if only partially caused by Landlord, or any of the foregoing, its indemnity hereunder shall be equitably apportioned), or (b) arising in whole or in part from the placement (whether or not permanently attached) of anything on or to any part of the roof or roof structure.

Section 8.09. In the event any mortgagee, or trust deed holder requires an escrow for insurance, taxes or any other recurring charges, Tenant shall, within thirty (30) days of receipt of Landlord’s notice of same, on demand from Landlord, deposit the required escrow as required by any of the aforesaid.

Section 8.10. Any policies required to be furnished by Tenant pursuant to this Article VIII will unequivocally provide an undertaking by the insurers to notify Landlord and the mortgagees of Landlord in writing not less than thirty (30) days prior to any material change, detrimental alteration, cancellation, or other termination thereof.

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ARTICLE IX

Repairs

Section 9.01. (a) The Tenant shall keep the Demised Premises in good condition and repair, and shall redecorate, paint and renovate the Demised Premises as may be necessary to keep them in good condition and repair and good appearance. The Tenant shall keep the Demised Premises and all parts thereof in a clean and sanitary condition and free from trash, inflammable material and, except as otherwise provided herein, other objectionable matter. Tenant shall, at its sole cost and expense, throughout the Term of this Lease, as extended or renewed, maintain a dumpster for depositing its trash and refuse. Under no circumstances will Tenant store any trash or refuse outside the Building except in such dumpster. The Tenant shall comply with all of the requirements recommendations as announced from time to time by the engineering department or any other similar enforcement department of the fire insurance company insuring the Demised Premises or any agencies or departments of the City of Englewood, including by way of example but not limitation the health or fire department; provided however, if such compliance requires any alterations, maintenance, repair or replacement to any structural portions of the Demised Premises which are the Landlord’s obligation under Section 9.04 of this Lease to maintain, then such compliance shall be performed by Landlord at Landlord’s sole cost and expense unless arising from Tenant's specific use or particular method of doing business in the Demised Premises, Tenant’s Work or due to any alterations, additions or improvements undertaken by Tenant in the Demised Premises, in which case, Landlord shall perform such alterations, maintenance, repairs or replacements, but at Tenant’s reasonable cost and expense, without profit or mark-up to Landlord and Tenant shall pay such amount as Additional Rent within thirty (30) days after receipt of a bill therefor and reasonable substantiation of the charges therein. Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the requirements recommendations as announced from time to time by the engineering department or any other similar enforcement department of the fire insurance company insuring the Demised Premises or any agencies or departments of the City of Englewood, including by way of example but not limitation the health or fire department which Tenant is required to comply under the terms of this Lease provided that no contest proceedings initiated by Tenant shall be conducted in such a manner as to cause a lien against the Real Property or the risk of loss of the Real Property through sale or forfeiture, cause any interference with the use, occupancy, sale or financing of the Real Property, cause a cancellation of Landlord’s insurance or subject Landlord to any fines, penalties or liability including criminal liability or civil penalty and Tenant furnishes to Landlord security by way of cash, bond, or a letter of credit, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay. The Tenant shall keep the sidewalks, and parking lot forming part of the Demised Premises clean and free of obstructions, snow and ice. Except as otherwise in this Lease set forth, throughout the Term of this Lease, the Tenant, at its sole cost and expense, will take good care of the nonstructural portions of the Demised Premises including by way of example but not limitation, the roof membrane and insulation (subject however, to the provisions of Section 28.01), boiler, heating systems, plumbing systems, electrical system and fire protection sprinkler system, gas fired unit heaters (which will be delivered on the Commencement Date in working order), rooftop Office HVAC units (subject to Landlord’s placement thereof into good operating condition, and as otherwise set forth in this Lease), overhead doors, overhead door openers, exhaust fans, ventilating fans, plumbing fixtures, lights, outlets, electrical panels, exit lights, emergency lights, exterior lighting, fences, irrigation system, landscaping, lawn treatment, tree trimming and weed removal, and the sidewalks and curbs adjoining the Demised Premises and will keep the non-structural portions of same in good order and condition and make all necessary repairs thereto, interior and exterior, ordinary and extraordinary, foreseen and unforeseen; provided however, that Tenant shall not be required to make any structural repairs, any repairs necessitated by the negligent acts or omissions of Landlord, its agents, employees or contractors (each of the foregoing a “Landlord Party” and collectively “Landlord Parties”, unless Tenant is reimbursed therefor by Landlord for Tenant’s costs and expenses), any repairs or replacements covered under Articles X and XI hereof, or any other maintenance, repairs, replacements or compliance with Legal Requirements which are the responsibility of Landlord under this Lease. Tenant shall quit and surrender and return the Demised Premises at the end of the Term “broom clean” and in the same condition they were in at the commencement, subject to reasonable wear and tear, and damage by fire and other casualty excepted, and further excepting any insured events or items for which Tenant is not liable. Additionally, subject to the provisions of Section 4.06, Tenant shall not be required to remove nor restore Tenant’s Work as set forth on Exhibit C, nor restore or remove any alterations which, at the time Landlord’s consent thereto was obtained, or if no consent was necessary, a written decision from Landlord on restoration was obtained, that Tenant need not restore or remove such work. Tenant shall also not be obligated to return any HVAC serving the warehouse portion of the Demised Premises in operable condition however, the gas fired unit heaters must be in operable condition subject to the limitation on Capital Repairs set forth below. In addition, the Tenant shall replace, at the Tenant’s expense, all window and glass in and on the Demised Premises which may become broken after the date of Tenant’s occupancy; however if broken by Landlord or any Landlord Party, Landlord shall reimburse Tenant for its reasonable cost and expense of replacing same, within thirty (30) days after receipt of a bill therefor and reasonable substantiation of the charges therein. All repairs made by Tenant shall be equal in quality and class to the original work. As used in this Lease, the term “repairs” shall also include all necessary replacements and renewals. Landlord agrees to make the roof warranty and any warranties relating to the HVAC units or systems, if any, available to Tenant and shall cooperate in connection with the enforcement thereof provided Landlord is not required to incur any costs or expenses in connection therewith. Landlord shall assign all other pertinent warranties to Tenant.

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(b)       Notwithstanding anything to the contrary in this Lease, if a replacement or a repair of the Office HVAC, boiler, parking lot pavement, or any other Capital Improvement (each of the foregoing being referred to as a “Capital Repair”) is required at any time during the Term of the Lease, which Capital Repair would cost Fifteen Thousand and 00/100 ($15,000.00) Dollars (U.S.) or more, Tenant shall only be required to pay for that percentage of the cost of such Capital Repair as the then remaining Term of the Lease bears to the useful life of the Capital Repair, as determined pursuant to the Internal Revenue Code of 1986, as amended, but which useful life, for purposes of this Section, is not to exceed ten (10) years in the case of any Capital Repair. In the event the Term of this Lease is renewed subsequent to the determination of Tenant's share of the cost of such Capital Repair, then the parties shall recalculate such share as if the Term of the Lease had been so extended at the time the replacement was made, and Tenant shall pay Landlord the difference between that which it would have paid had the Term of the Lease been so extended at the time of said Capital Repair and that which Tenant actually paid as its share of the cost of said Capital Repair. The determination of whether a replacement Office HVAC is required shall be made by the Landlord; provided however, if Tenant disputes the Landlord's determination, then Landlord and Tenant shall each select, at its own cost and expense, an independent Office HVAC contractor (or other specialist contractor handling the item of Capital Repair in question), as the case may be, to examine the Office HVAC, or other Capital Repair item and determine whether a replacement Office HVAC or such other Capital Repair item as is in dispute, is required. In the event the selected Office HVAC or other Capital Repair item contractor cannot reach a mutual conclusion, then they will select a third applicable contractor, acceptable to all parties, who will examine the Office HVAC or other such Capital Repair item and render a report. In the event an independent roofer or HVAC contractor cannot be so agreed upon, Office HVAC, or such other relevant Capital Repair contractor shall be selected by the American Arbitration Association. The cost for such third Office HVAC or other relevant Capital Repair item contractor shall be borne equally by Landlord and Tenant.

(c)       In case the Tenant shall fail or neglect at any time to make any of the repairs or replacements hereinabove agreed to be made by it and shall continue such failure or neglect after thirty (30) days’ notice in writing thereof from the Landlord, unless the critical nature of the repair requires immediate attention in which event the repair or replacement shall be made within twenty-four (24) hours after such written notice, then provided that (x) Landlord has sent Tenant a reminder notice stating in BOLD AND CONSPICOUS LETTERS, that failure of Tenant to pay the make the requisite repairs or replacements within five (5) business days after receipt of the reminder notice shall entitle Landlord to do so and to charge the Landlord’s actual out-of-pocket cost therefor (without profit or mark-up) to Tenant, and (y) Tenant’s failure to pay make such repairs or replacements within said five (5) business day period, then the Landlord or its agents, at the option of the Landlord, may enter the Demised Premises and make such repairs or replacements at the reasonable cost and expense of Tenant (not to exceed Landlord’s actual out of pocket cost therefor without profit or markup) and Tenant shall pay same to Landlord after receipt of a bill therefor (and reasonable substantiation of the charges included therein) as Additional Rent, concurrently with the next installment of Monthly Basic Rent.

(d)       The Tenant shall obtain and keep in full force and effect during the Term of this Lease, at its own cost and expense, a maintenance contract on the heating, ventilation and air conditioning system servicing the office portion of the Building (but not the warehouse portion) and another maintenance contract for the roof, both in form and content reasonably acceptable to Landlord. The roof maintenance contract shall with be with Centimark Roofing, the installer of the new roof. Upon request, from time to time, Tenant shall provide Landlord with evidence that such contracts are in full force and effect. For the avoidance of doubt, under no circumstances shall Tenant be required to maintain, repair or replace the HVAC units and systems servicing the warehouse portion of the Building.

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Section 9.02. (A) The Tenant shall not, without the written consent of the Landlord, make any alterations, additions or improvements with respect to the following:

(a)    the structure of the Building (which shall include, but not be limited to, footings, foundation walls, exterior bearing and non-bearing walls, structural steel framework, floor slab, roofing, framework consisting of bar joists, girders and purlins, and load bearing interior masonry partitions);

(b)    mechanical, plumbing and electrical systems; and

(c)    after the initial Tenant Work set forth on Exhibit C and Exhibit C-1 if applicable, any other alterations, additions or improvements, the cost of which would exceed Twenty Thousand and 00/100 ($20,000.00) Dollars on an annual basis in the aggregate, excluding from the annual aggregate all purely decorative alterations.

(d)    Landlord’s prior consent shall not be required for purely decorative alterations. For purposes hereof, “decorations” means cosmetic changes such as painting, hanging pictures, carpeting, furnishings, window treatments, wall hangings, wall coverings, floor coverings, readily removable artwork and sculpture or fixtures, signage within the Premises, and other items of work that are of a primarily decorative, rather than construction requiring governmental permits or approvals.

(B)      If so requested by the Landlord, at the time consent is granted if so given, the Tenant will, except as otherwise provided in Section 4.06 of this Lease, remove all improvements made by it under this Lease prior to the expiration of the Term and leave the Demised Premises in such condition as it was at the commencement of the Term of this Lease, reasonable wear and tear and damage by fire or other casualty, and condemnation excepted. Not less than sixty (60) days prior to the expiration of the Term Landlord shall confirm which improvements and alterations made by Tenant, including those involving the any reconfiguration or expansion of the office area by Tenant as indicated on Exhibit C-1 or by a supplemental writing at the time Landlord approved Exhibit C-1, must be removed by Tenant. In the event the Tenant so fails to remove such improvements, then provided that (x) Landlord has sent Tenant a reminder notice stating in BOLD AND CONSPICOUS LETTERS, that failure of Tenant to remove the improvements within thirty (30) days after receipt of the reminder notice shall entitle Landlord to do so and to charge the Landlord’s actual out-of-pocket cost therefor (without profit or mark-up) to Tenant, and (y) Tenant’s failure to perform such removal of improvements within said thirty (30) day period, then the Landlord may do so and collect from the Tenant, as Additional Rent, its actual out of pocket costs and expenses of doing so without profit or markup. All erections, alterations, additions and improvements, whether temporary or permanent in character, which may be made upon or to the Demised Premises either by the Landlord or the Tenant, except furniture or movable trade fixtures installed at the expense of the Tenant, shall be the property of the Landlord and shall remain upon and be surrendered with the Demised Premises as a part thereof at the termination of this Lease, without compensation to the Tenant unless Landlord indicates that removal is required at the time it grants consent to such improvement if consent is required. For those erections, alterations, additions and improvements for which Landlord’s consent is not required and for the improvements on Exhibit C-1 that are plans pertaining to Tenant’s Work enumerated on Exhibit C and which therefor need not be removed at the end of the Term, if any, Tenant may request that Landlord inform Tenant, concurrently with Landlord’s grant of consent, whether the work for which Tenant is seeking Landlord’s consent will require removal at the expiration or sooner termination of this Lease, and if Landlord notifies Tenant that such work will not need to be removed, Landlord’s decision shall be binding upon Landlord. All furniture, movable trade fixtures and personalty of the Tenant remaining in the Demised Premises after the expiration of the Term shall be deemed abandoned and may be removed by Landlord who may collect from the Tenant, as Additional Rent, its actual, out-of-pocket costs and expenses, without profit or mark-up of so removing such property.

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Section 9.03. The Landlord may, as a condition to granting its consent to any alteration, addition or improvement referred to in (a), (b) or (c) of Section 9.02 above, require the following:

(a)       Plans and Specifications therefor are first submitted to the Landlord;

(b)      The Landlord shall approve such plans and specifications, the Landlord agreeing that, as to nonstructural repairs and alterations, its approval will not be unreasonably withheld, delayed or conditioned;

(c)      Provided the Landlord has approved the same, the said Plans and Specifications are appropriately filed (if necessary) with the governing body or agency having jurisdiction of building alterations, constructions and improvements; and

(d)      Consent (if necessary) is granted by that body for any of the said alterations, improvements, construction or repairs.

Section 9.04. Notwithstanding anything contained herein to the contrary, provided that Tenant furnishes Landlord with notice of the need for such repairs as and when such need arises and further provided that such repairs are not required as a result of the acts or omissions of Tenant, its agents, servants, employees or invitees, Landlord shall, throughout the Term, keep and maintain in good order, condition and repair, the structure of the Building which shall mean the exterior load-bearing walls, foundation and structural steel framework (excluding the windows, glass, window frames, door frames, and normal maintenance items including but not limited to caulking, pointing, painting and waterproofing, all of which shall be Tenant’s obligation, unless the need therefor shall be due to the acts or omissions of Landlord or any Landlord Parties, in which case, Tenant shall perform the maintenance, repair or replacement but at Landlord’s sole cost and expense, without profit-or-mark-up by Tenant). In the event that such repairs are required as a result of the acts or omissions of Tenant, its agents, servants, employees or invitees, the Landlord shall nevertheless cause such repairs to be performed; however, Tenant shall, upon demand, reimburse Landlord as Additional Rent for all actual out-of-pocket costs and expenses without profit or mark-up incurred by Landlord in connection therewith.

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ARTICLE X

Casualty

Section 10.01. If the Demised Premises or the Building is damaged or destroyed by fire, explosion, the elements or otherwise during the Term so as to render the Demised Premises wholly untenantable or unfit for occupancy, or should the Demised Premises be so badly injured that the same cannot be repaired within two hundred seventy (270) days from the happening of such injury, then, and in such case, the Term hereby created shall, at the option of either the Landlord or the Tenant, terminate upon the giving of a notice of termination. If a notice of termination is given, the Term of this Lease shall terminate effective as of the date of such damage or destruction, and the Tenant shall immediately surrender the Demised Premises and all the Tenant’s interest therein to the Landlord, and pay Term Basic Rent and Additional Rent to the time of such damage or destruction, and the Landlord may re-enter and repossess the Demised Premises discharged from this Lease and may remove all parties therefrom.

Section 10.02. Should the Demised Premises be rendered untenantable and unfit for occupancy, but yet be repairable within two hundred seventy (270) days from the happening of said injury, the Landlord will, provided the mortgagee makes the proceeds of any casualty insurance required to be carried pursuant to this Lease available to the Landlord to restore and further provided that the insurance proceeds so received are adequate to restore the Building and the Demised Premises, enter and repair the same with reasonable speed, and the Term Basic Rent and Additional Rent shall abate until such time as the Landlord makes such repairs so as to render the Demised Premises once again usable by the Tenant for the purposes under this Lease.

Section 10.03. If the Demised Premises shall be so slightly injured as not to be rendered untenantable and unfit for occupancy, the Landlord shall repair the same with reasonable promptness and the Term Basic Rent and Additional Rent accrued and accruing shall not cease or terminate. The Tenant shall immediately notify the Landlord in case of fire or other damage to the Demised Premises.

Section 10.04. Notwithstanding anything to the contrary in Section 10.01, neither the Landlord nor the Tenant shall have any option to terminate this Lease upon the happening of an injury referred to in Section 10.01 provided (i) that the happening of such injury occurs at a time when the unexpired Term of this Lease is two (2) years or more; (ii) further provided that the mortgagee makes the proceeds of any casualty insurance required to be carried pursuant to this Lease available to Landlord to restore; and (iii) further provided that the insurance proceeds so received are adequate to restore the Building and the Demised Premises. In such event, the Landlord shall repair the Demised Premises, even to the extent of rebuilding the Building if necessary, subject, however, to the receipt of sufficient insurance proceeds. The Landlord shall promptly enter and repair the Demised Premises with reasonable speed, making due allowance for conditions beyond the Landlord’s control, including, but not limited to time lost in adjusting insurance claims and strikes, and the Term Basic Rent and Additional Rent shall abate until the earlier of such time as the Landlord makes such repairs so as to render the Demised Premises once again usable by the Tenant for the purposes under this Lease. Landlord shall have no obligation to repair or restore Tenant’s improvements.

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ARTICLE XI

Condemnation

Section 11.01. If, during the Term, twenty-five (25%) percent or more of the area of the Demised Premises shall be taken under any power of eminent domain or condemnation then, at the option of the Tenant, to be exercised in writing within thirty (30) days of the taking of title thereto, this Lease shall expire within thirty (30) days of the date of such notice and the Term Basic Rent and any Additional Rent herein reserved shall be apportioned as of said date. However, if the Tenant does not exercise the aforementioned option, or if the taking does not deprive the Tenant of at least twenty-five (25%) percent of the area of the Demised Premises, this Lease shall not expire but the Term Basic Rent and Additional Rent shall be equitably apportioned. If the Landlord and the Tenant fail to agree upon an equitable apportionment, the Term Basic Rent and Additional Rent for the Building, after such taking, shall be determined in accordance with the Commercial Rules of the American Arbitration Association, and the arbitrator shall be empowered to assess the costs and expenses of the proceedings as part of the determination. Pending such determination the Tenant shall pay, on account of the Term Basic Rent and Additional Rent, such proportion of the Term Basic Rent and Additional Rent reserved in this Lease as the total area of the Building after the taking bears to the total area of the Building before the taking, subject to adjustment in accordance with the arbitrator’s award. No part of any award shall belong to the Tenant except that nothing contained herein is intended to affect or limit the Tenant’s claim for fixtures or other improvements owned by Tenant provided the same does not diminish the Landlord’s award. It is expressly understood and agreed that the provisions of this Article XI shall not be applicable to any condemnation or taking for governmental occupancy for a limited period of time.

ARTICLE XII

Compliance With Laws, Etc.

Section 12.01. The Tenant shall not do or permit anything to be done in the Demised Premises which shall constitute a public nuisance or which will conflict with the lawfully imposed regulations of the Fire Department or with any insurance policy which would cause an insurer to fail to insure said improvements or any part thereof, subject to the limitations set forth in Section 12.02 hereof and elsewhere in this Lease.

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Section 12.02. The Tenant shall, at its own expense, obtain all necessary environmental and operating permits and, except as otherwise set forth herein, comply with all present and future requirements of law and with all present and future ordinances or orders, rules and regulations of federal and any state, municipal or other public authority having jurisdiction over the Demised Premises and relating to Tenant’s business in the Demised Premises (herein called “Legal Requirements”), and except as otherwise set forth in Section 12.01 above, with all requirements of the Fire Insurance Exchange or similar body the non-compliance with which would prevent Landlord from obtaining insurance, and of any liability insurance company insuring the Landlord against liability for accidents in or connected with the Demised Premises, the non-compliance with which would prevent Landlord from obtaining insurance. Tenant shall not be in default hereunder for failure to comply with a Legal Requirement with respect to Tenant's business or method of doing business in the Demised Premises unless such Legal Requirement also relates to the use or occupancy of real estate. This Article XII shall not impose on Tenant at any time any obligation to undertake an obligation of Landlord herein, including, without limitation, any obligation to make any structural alterations required by any Legal Requirement, or to make repairs or alterations to the Demised Premises, unless such repair or alteration is required as a result of Tenant's particular method of doing business in the Demised Premises. Tenant, may at its sole cost and expense and after notice to Landlord by appropriate proceedings prosecuted diligently and in good faith, contest any obligation imposed on Tenant pursuant to this Article and to defer compliance during the pendency of such contest, provided that the failure of Tenant to so comply will not cause a lien against the Demised Premises unless Tenant is willing to and does bond any such lien, or the risk of loss of the Demised Premises through sale, or cause any interference with the sale or financing of the Demised Premises, cause a cancellation of Landlord’s insurance or subject Landlord to any fines, penalties or liability including prosecution for criminal liability or civil penalty, and Tenant furnishes to Landlord security by way of cash, bond, or a letter of credit, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay. Landlord shall cooperate with Tenant in such contest and shall execute any documents reasonably required in connection therewith at no cost or expense to Landlord. Neither Landlord nor Tenant shall be in default under this Section 12.02 if the violation of a Legal Requirement is cured to the satisfaction of the governmental authority that issued the violation.

Section 12.03. Each party shall deliver to the other, within ten (10) days after request therefor, any information relating to the Demised Premises, or this Lease reasonably required by the other party in order to comply with Legal Requirements.

Section 12.04.

(a)       Definitions. For the purposes of this Article XII, the following terms shall have the meanings set forth below.

(i)     “Environment” shall mean ambient air, surface water, groundwater, soil, sediment or land.

(ii)    “Environmental Conditions” shall mean any pollution or contamination of, or the Release of Hazardous Materials into the Environment.

(iii)   “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules, regulations and legally enforceable policies, now existing or hereafter amended, enacted or promulgated, regarding the environment, health or safety, or Hazardous Materials, which apply to the Demised Premises or its use, including without limitation the Federal Water Pollution Control Act, 33 U.S.C. §§ 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6991; the Clean Air Act, 42 U.S.C. §§7401-7642; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601-9675 (“CERCLA”); the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (“Spill Act”); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”); the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq.; the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq. (the “SRRA”); and the Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1 et seq.; and the rules and regulations promulgated thereunder.

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(iv)   “Hazardous Materials” shall mean any hazardous substance, hazardous waste, toxic substance, pollutant or contaminant as any of those terms are defined in any Environmental Laws, and any substance the presence of which may result in liability under common law.

(v)    “Release” shall mean any intentional or unintentional release, discharge, burial, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

(vi)   “Remediation Standards” means either numeric or narrative standards to which Hazardous Materials in the Environment must be remediated as established pursuant to Environmental Laws.

(b)       Landlord’s Representation and Warranties.

(i)    To Landlord’s knowledge there are no Environmental Conditions on, at, under or emanating from the Demised Premises which require remediation pursuant to Environmental Laws.

(ii)   Landlord has not received notice of any pending or threatened claims, actions, investigations or proceedings of any kind asserted, issued or commenced pursuant to any Environmental Laws against Landlord or the Demised Premises.

(iii)  Landlord does not have in its possession, custody or control any reports and audits, summaries, proposals, recommendations, work plans and field and laboratory data relating or referring to environmental matters respecting the Demised Premises, including any Environmental Conditions on, at, under or emanating from the Demised Premises.

(iv)  Except for the ISRA compliance proceedings respecting Indopco Incorporated (Case No. E97238) and Permabond International (Case No. E2000007), which to Landlord’s knowledge were completed in compliance with the requirements of ISRA, there have been no site remediation proceedings conducted under or pursuant to Environmental Laws at or with respect to the Demised Premises.

Section 12.05. Tenant’s Covenants.

(a)      Except as specifically set forth in this Section 12.05, and subject to the limitations set forth in Section 12.02, Tenant shall conduct its operations at, and maintain, the Demised Premises in compliance with all applicable Environmental Laws.

(b)      Tenant hereby represents that the North American Industry Classification System (hereinafter “NAICS”) code that best describes Tenant’s operations at the Demised Premises, which shall consist of the operations described in Section 5.01 hereof, is 423430, as determined by reference to the NAICS codes dated and published in 2002 by the Executive Office of the President of the United States, Office of Management and Budget, ISBN 0-934213-87-9 NTIS PB2002-502024, which NAICS code is not subject to ISRA. Tenant shall not conduct operations at the Demised Premises which would cause the Demised Premised to be an “industrial establishment” pursuant to ISRA.

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(c)      During the Term, Tenant shall not cause, or permit any of its employees, contractors, invitees or licensees (the “Tenant Parties”) to cause, a Release of Hazardous Materials on, at or under the Demised Premises (a “Tenant Release”). In the event of a Tenant Release, Tenant shall retain a Licensed Site Remediation Professional reasonably satisfactory to Landlord and conduct at its own cost and expense, the investigation or remediation of such Tenant Release in accordance with the requirements of applicable Environmental Laws and consistent with the non-residential use of the Demised Premises, including Remediation Standards applicable to non-residential uses and properties, the preparation of all required reports and forms including, without limitation, the preparation of a Remedial Action Workplan (if required), and the submission of all required Remediation Funding Sources (as such term is defined in the SRRA), provided Tenant shall not propose or implement any engineering control or institutional control at the Demised Premises without Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that Landlord shall approve any engineering control or institutional control, Tenant shall be responsible, but only during the Term and prior to the expiration or earlier termination of this Lease, to comply at Tenant’s sole cost and expense with the conditions of same, including, without limitation by complying with any “remedial action permit”; provided, however, that, at the expiration or earlier termination of the Term, Tenant shall (i) pay to Landlord the amount of any financial assurance required under such remedial action permit and Landlord shall use such funds to post new financial assurance to replace the financial assurance posted by Tenant, and (ii) Tenant shall reimburse Landlord within fifteen (15) days of Tenant’s receipt of a bill (and reasonable documentation requested by Tenant) for out-of-pocket costs and expenses reasonably incurred by Landlord to comply with the requirements of such engineering and/or institutional controls and such remedial action permit, which obligation of Landlord and Tenant shall survive the termination of the Lease until such time as such controls or permits are no longer required at the Premises by any Governmental Authority. Tenant shall have no obligation to pay for, address, investigate or remediate, and Landlord shall be solely responsible at its cost and expense to address, investigate and remediate (i) any Release of Hazardous Materials that is not a Tenant Release, including any Release that is caused by Landlord, or (ii) any Environmental Conditions on, at, under or emanating from the Demised Premises occurring or existing on or before the Commencement Date (collectively, the “Existing Conditions”). Without in any way limiting the generality of the foregoing, in the event remediation shall be required, Tenant shall be responsible for all costs of investigation and remediation related to a Tenant Release and Landlord shall be responsible for all costs of investigation and remediation related to the Existing Conditions and shall conduct such investigations and remediation at such times, in such manner and with such advance notice to Tenant so as not to unreasonable interfere with Tenant’s use of or operations at the Demised Premises.

(d)      At no expense to Landlord, Tenant shall promptly provide all information reasonably requested by Landlord or any Governmental Authority regarding Tenant’s compliance with applicable Environmental Laws or Tenant’s satisfaction of its obligations under this Section 12.05, and, at no expense to Tenant, Landlord shall promptly provide all information reasonably requested by Tenant or any Governmental Authority regarding Landlord’s compliance with applicable Environmental Laws or Landlord’s compliance with its obligations under this Section 12.05. Consistent with the foregoing sentence, Landlord and Tenant shall sign any certification or affidavit concerning compliance with Environmental Laws submitted to it by the other which is true, accurate and complete and reasonably acceptable to such party’s counsel; if a certification or affidavit is not true, accurate and complete, such party shall provide the necessary information to make it true, accurate or complete and shall then sign same.

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(e)       Tenant shall within two (2) business days’ supply Landlord with copies of any notices, correspondence and submissions made by Tenant to, or received by Tenant from, the NJDEP, the USEPA or any other Governmental Authority concerning Tenant’s compliance with Environmental Laws. Tenant shall provide Landlord with any report, workplan or proposal for the performance of investigatory or remedial actions which Tenant intends to submit to any governmental authority no less than five (5) days prior to such submission.

(f)       Tenant shall not install any Underground Storage Tanks, as that term is defined in any Environmental Laws, or any other underground or above ground tanks or vessels for the storage of Hazardous Materials on the Demised Premises.

(g)      At any time upon the reasonable request of the Landlord, and after providing reasonable prior notice, Tenant shall give Landlord and its representatives access to the Demised Premises during normal business hours, accompanied by a representative of Tenant, in order to inspect the Demised Premises, inspect any documents pertaining to Tenant’s compliance with Environmental Laws, or perform any similar evaluations in order to determine that the Demised Premises or its use by Tenant complies with Environmental Laws.

(h)      If at the time of the expiration or earlier termination of this Lease, there exists a violation of, or failure to comply with, Environmental Laws at the Demised for which Tenant is responsible under Environmental Laws and this Lease, or if Tenant has failed to fulfill its obligations under this Section 12.05, and Landlord, despite commercially reasonable efforts, is unable to rent the entire Demised Premises as a result thereof, then Landlord shall provide Tenant with a thirty (30) day period within which to cure such violation or satisfy such obligation and, if Tenant has not cured such violation or satisfied such obligation within such thirty (30) day period and Landlord is still, despite its commercially reasonable efforts, prevented from renting the Demised Premises as a result thereof, Landlord shall have the right to treat Tenant as a “holdover tenant” pursuant to Section 17.01 hereof at a Monthly Basic Rent at the rate required under Section 17.01 until the earlier of such time as Tenant has cured such violation or satisfied such obligation or Landlord is otherwise able to rent the Demised Premises. During such period, Tenant shall have access to the Demised Premises to perform the work necessary to cure the violation or satisfy the obligation subject to the indemnification and insurance requirements under this Lease.

(i)       In the event that a lien shall be filed pursuant to Environmental Laws (including the Spill Act or CERCLA) against the Demised Premises during the Term resulting from a Tenant Release, then Tenant shall, within thirty (30) days from the time Tenant is given notice of the lien, or within such shorter period of time in the event that the United States, New Jersey, or any Governmental Authority has commenced steps to cause the Demised Premises to be sold pursuant to the lien, pay or bond the claim and remove the lien from the Demised Premises.

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Section 12.06. Indemnification.

(j)       By Tenant. Tenant shall indemnify, defend and hold Landlord and its managing agent harmless from and against all fines, suits, procedures, claims, liabilities, costs (including sampling, monitoring and remediation costs, attorneys’, consultants’ and engineering fees and disbursements, costs of defense and interest), actions of any kind and compensatory damages (including damages on account of personal injury or death, property damage or damage to natural resources) (collectively, “Losses”) imposed on, incurred by or asserted against Landlord or for which Landlord may be liable or obligated, arising out of or in any way connected with (i) any Tenant Releases, or (ii) Tenant’s failure to comply with the provisions of Section 12.05 hereof. Tenant’s obligations under this Section 12.06(a) shall be subject to the following conditions: (1) Landlord promptly notifies Tenant in writing of any claim or Losses and fully cooperates with Tenant (at no cost to Landlord) in the defense of such claim or the disposition of such Losses; (2) Tenant shall have sole control of such defense and all negotiations for any settlement; and (3) Landlord shall refrain from admitting liability or otherwise compromising the claim in whole or in part without the express prior written permission of Tenant. Losses shall not include any indirect, consequential, inferred, presumed, special, incidental, or exemplary, punitive or “stinging,” damages, or any of the like, of any kind or nature, no matter how denominated, titled or labeled, whether foreseen or unforeseen, including, without limitation, damages for loss of revenue or loss of profits

(k)       By Landlord. Landlord shall indemnify, defend and hold Tenant and the Tenant Parties harmless from and against all Losses imposed on, incurred by or asserted against Tenant or any of the Tenant Parties or for which Tenant or any of the Tenant Parties may be liable or obligated, arising out of or in any way connected with (i) any Existing Conditions, (ii) any violations of or non-compliance with Environmental Laws applicable to the Demised Premises by Landlord during the Term, (iii) Landlord’s failure to satisfy any of its obligations under Section 12.05 hereof; or (iv) Landlord’s breach of any of its representations and warranties set forth in Section 12.04(b) hereof. Landlord’s obligations under this Section 12.06(b) shall be subject to the following conditions: (1) Tenant promptly notifies Landlord in writing of any claim or Losses and fully cooperates with Landlord (at no cost to Tenant) in the defense of such claim or the disposition of such Losses; (2) Landlord shall have sole control of such defense and all negotiations for any settlement; and (3) Tenant shall refrain from admitting liability or otherwise compromising the claim in whole or in part without the express prior written permission of Landlord.

Section 12.07. Survival. The respective obligations of Tenant and Landlord under Sections 12.05 and 12.06 hereof, shall survive the expiration or earlier termination of this Lease.

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ARTICLE XIII

Subordination/Estoppels

Section 13.01. Landlord represents that there are no mortgages currently encumbering the Demised Premises. This Lease shall be subject and subordinate to all future institutional first mortgages affecting the Demised Premises, provided that any such first mortgagee shall provide a subordination, non-disturbance and attornment agreement (“SNDA”) that will provide that in the event of a foreclosure of such mortgage, the mortgagee and/or subsequent purchaser shall honor all of Tenant’s rights under this Lease, including without limitation, any free rent periods and renewal rights and not disturb the Tenant’s possession of the Demised Premises so long as the Tenant is not in default under any provision of this Lease after receipt of notice thereof and the expiration of all applicable cure periods set forth herein. The Tenant shall execute any reasonable instrument which may be deemed necessary or desirable by the mortgagee and/or Landlord to further evidence the subordination of this Lease to any such first mortgage. An institutional first mortgage shall be construed to be one in favor of a pension trust fund, insurance company, bank or other institutional lender. The Landlord may assign this Lease to any such mortgagee in connection with any mortgage lien superior to this Lease, and the Tenant shall execute any reasonable instrument which may be necessary or desirable by the Landlord or the mortgagee in connection with said assignment. Any expense incurred in the preparing or recording of such assignment or subordination to any mortgagee shall be without expense or cost to the Tenant.

Section 13.02. The Tenant further agrees, within ten (10) days of Landlord’s written request, to certify by written instrument duly executed and acknowledged to any institutional first mortgagee or purchaser, or any proposed institutional first mortgage lender or purchaser, that this Lease is in full force and effect, or if not, in what respect it is not, that this Lease has not been modified, or the extent to which it has been modified, that there are no existing defaults hereunder to the best of the knowledge of the party so certifying, or specifying the defaults, if any, and any other information which Landlord shall reasonably require. Any such certification shall be without prejudice as between the Landlord and the Tenant, it being agreed that any document required hereunder shall not be used in any litigation between the Landlord and the Tenant. Upon Tenant’s request, Landlord shall deliver an estoppel certificate to Tenant certifying the foregoing, mutatis mutandis.

ARTICLE XIV

Defaults, Remedies

Section 14.01. If, during the Term, any one or more of the following acts or occurrences (any one of such occurrences or acts being hereinafter called an Event of Default) shall happen:

(A)     The Tenant shall default in making any payment of Term Basic Rent or any regularly recurring Additional Rent as and when the same shall become due and payable, and such default shall continue for a period of ten (10) days after notice from the Landlord that such payment is due and unpaid; or

(B)    The Tenant shall default in the performance of or compliance with any of the other covenants, agreements, terms or conditions of this Lease to be performed by the Tenant (other than any default curable by payment of money), and such default shall continue for a period of twenty (20) days after written notice thereof from the Landlord to the Tenant, or, in the case of a default which cannot with due diligence be cured within twenty (20) days, the Tenant shall fail to proceed promptly (except for unavoidable delays) after the giving of such notice and with all due diligence to cure such default and thereafter to prosecute the curing hereof with all due diligence (it being intended that as to a default not susceptible of being cured with due diligence within twenty (20) days, the time within which such default may be cured shall be extended for such period as may be reasonably necessary to permit the same to be cured with all due diligence); or

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(C)     The Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of the Tenant or of all or any substantial part of its properties or of all or any part of the Demised Premises; or

(D)     If, within sixty (60) days after the filing of an involuntary petition in bankruptcy against the Tenant or the commencement of any proceeding against the Tenant seeking any reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Tenant of any trustee, receiver or liquidator of the Tenant or of all or any part of the Demised Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment shall have been vacated, or if, within sixty (60) days after the taking possession, without the consent or acquiescence of the Tenant or such guarantor, of the property of the Tenant, by any governmental office or agency pursuant to statutory authority for the dissolution or liquidation of the Tenant, such taking shall not have been vacated or stayed on appeal or otherwise; or

(E)     If the Demised Premises shall be abandoned by the Tenant for a period of thirty (30) consecutive days.

then, and in any such event, and during the continuance thereof, the Landlord may, at its option, then or thereafter while any such Event of Default shall continue and notwithstanding the fact that the Landlord may have any other remedy hereunder or at law or in equity, by notice to the Tenant, designate a date, not less than ten (10) days after the giving of such notice, on which this Lease shall terminate; and thereupon, on such date the Term of this Lease and the estate hereby granted shall expire and terminate upon the date specified in such notice with the same force and effect as if the date specified in such notice was the date hereinbefore fixed for the expiration of the Term of this Lease, and all rights of the Tenant hereunder shall expire and terminate, but the Tenant shall remain liable as hereinafter provided. Additionally, Tenant agrees to pay, as Additional Rent, all reasonable attorney’s fees and other expenses incurred by the Landlord in enforcing any of the obligations under this Lease, this covenant to survive the expiration or sooner termination of this Lease.

Section 14.02. If this Lease is terminated as provided in Section 14.01, or as permitted by law, the Tenant shall peaceably quit and surrender the Demised Premises to the Landlord, and the Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or other legal proceedings, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither the Tenant nor any person claiming through or under the Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Demised Premises, and the Landlord, at its option, shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from the Tenant (in lieu of all other claims for damages on account of such termination) as and for liquidated damages an amount equal to the excess of all Term Basic Rent and Additional Rent reserved hereunder for the unexpired portion of the Term of this Lease discounted at the rate of six (6%) percent per annum to the then present worth, over the fair rental value of the Demised Premises at the time of termination for such unexpired portion of the Term. Nothing herein contained shall limit or prejudice the right of the Landlord, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

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Section 14.03. If the Landlord re-enters and obtains possession of the Demised Premises, as provided in Section 14.02 of this Lease, following an Event of Default, the Landlord shall have the right, without notice, to repair or alter the Demised Premises in such manner as the Landlord may deem necessary or advisable so as to put the Demised Premises in good order and to make the same rentable, and shall have the right, at the Landlord’s option, to relet the Demised Premises or a part thereof, and the Tenant shall pay to the Landlord on demand all reasonable expenses incurred by the Landlord in obtaining possession, and in altering, repairing and putting the Demised Premises in good order and condition and in reletting the same, including reasonable fees of attorneys and architects, and all other reasonable expenses or commissions, and the Tenant shall pay to the Landlord upon the rent payment dates following the date of such re-entry and including the date for the expiration of the Term of this Lease in effect immediately prior to such re-entry, the sums of money which would have been payable by the Tenant as Term Basic Rent and Additional Rent hereunder on such rent payment dates if the Landlord had not re-entered and resumed possession of the Demised Premises, deducting only the net amount of Term Basic Rent and Additional Rent, if any, which the Landlord shall actually receive (after deducting from the gross receipts the expenses, costs and payments of the Landlord which in accordance with the terms of this Lease would have been borne by the Tenant) in the meantime from and by any reletting of the Demised Premises, and the Tenant shall remain liable for all sums otherwise payable by the Tenant under this Lease, including but not limited to the expense of the Landlord aforesaid, as well as for any deficiency aforesaid, and the Landlord shall have the right from time to time to begin and maintain successive actions or other legal proceedings against the Tenant for the recovery of such deficiency, expenses or damages or for a sum equal to any Term Basic Rent payment and Additional Rent. Notwithstanding anything to the contrary in this Lease, Landlord shall use its commercially reasonable efforts to minimize its damages in the event of any Event of Default by Tenant. As an alternative remedy, the Landlord shall be entitled to damages against the Tenant for breach of this Lease, at any time (whether or not the Landlord shall have become entitled to or shall have received any damages as hereinabove provided) in an amount equal to the excess, if any, of the Term Basic Rent and Additional Rent which would be payable under this Lease at the date of the expiration of the Term, less the amount of Term Basic Rent and Additional Rent received by the Landlord upon any reletting, both discounted to present worth at the rate of six (6%) percent per annum. The obligation and liability of the Tenant to pay the Term Basic Rent and the Additional Rent shall survive the commencement, prosecution and termination of any action to secure possession of the Demised Premises. Nothing herein contained shall be deemed to require the Landlord to wait to begin such action or other legal proceedings until the date when this Lease would have expired had there not been an Event of Default.

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Section 14.04. The Tenant hereby waives all right of redemption to which the Tenant or any person under it may be entitled by any law now or hereafter in force. In addition, in the case of an Event of Default which results in the Landlord recovering possession of the Demised Premises, Landlord will use reasonable efforts to mitigate its damages as provided for in this Article XIV, provided that Landlord shall retain the right, in the exercise of its reasonable business judgment, to approve any tenant and determine the reasonable terms and conditions of any lease, including, but not limited to, rent and length of term. Notwithstanding the foregoing, Landlord shall not be obligated to display the Demised Premises to prospective tenants if Landlord or its affiliates has other premises available in the immediate area. However, if prospective tenants do not find such other premises suitable, Landlord agrees that it will then display the Demised Premises to the prospective tenants. The Landlord’s remedies hereunder are in addition to any remedy allowed by law.

Section 14.05. In the event of any breach or threatened breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though re entry, summary dispossess proceedings, and other remedies were not provided for in this Lease. During the pendency of any proceedings brought by Landlord to recover possession by reason of default, Tenant shall continue all money payments required to be made to Landlord, and Landlord may accept such payments for use and occupancy of the Demised Premises. In such event, Tenant waives its right in such proceedings to claim as a defense that the receipt of such money payments by Landlord constitutes a waiver by Landlord of such default.

Section 14.06. If Tenant fails, on three (3) separate occasions in any twelve (12) consecutive month period during the Term hereof, to make payment of the Monthly Basic Rent and/or any regularly recurring Additional Rent on or before the expiration of the due date therefor, or within ten (10) days of receipt of notice that same was not received, then, whether or not Tenant ultimately makes and Landlord accepts the required payment thereafter, Landlord shall have the right to accelerate Tenant’s payment of all Monthly Basic Rent and any regularly recurring Additional Rent for the balance of the then current Lease Year, and within ten (10) business days after receipt of notice of Landlord’s election to do so, Tenant shall pay to Landlord all such Monthly Basic Rent and regularly recurring Additional Rent due for the balance of the then current Lease Year. For the purpose of calculating the twelve (12) month period referred to in the first sentence of this Section 14.06 following Tenant’s payment of the accelerated Rent as set forth in the previous sentence, the new twelve (12) month period shall begin on the first day of the first month of the next Lease Year.

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ARTICLE XV

Assignment and Sublease

Section 15.01. (A) The Tenant may not mortgage, pledge, hypothecate, assign, transfer, sublet, license or otherwise deal with this Lease or the Demised Premises in any manner except as specifically provided for in this Article XV.

(B)      Tenant shall have the right to assign this Lease or underlet the whole or any part of the Demised Premises for a use permitted hereunder, but only with the written consent of the Landlord first had and obtained, which consent shall not be unreasonably withheld or delayed, on the basis of the following terms and conditions:

(1)     A copy of the sublease or a signed final term sheet shall be furnished to the Landlord which, in the case of an assignment shall provide that said assignee assumes all of the obligations of this Lease. Any sublease shall expressly acknowledge that said subtenant’s rights against the Landlord shall be no greater than those of Tenant.

(2)     The Tenant shall be and remain liable for the observance of all of the covenants and provisions of this Lease, including but not limited to the payment of the Term Basic Rent reserved herein, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified, but Tenant shall not be liable for any increase in obligations or decrease in rights to which modification, extension or otherwise Tenant did not consent to in writing.

(3)     The Tenant shall promptly pay to the Landlord one half (1/2) of the net consideration received for any assignment or one-half (1/2) of the net rent (Basic and Additional), and one-half (1/2) of any other net consideration payable by the subtenant to Tenant under or in connection with the sublease (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, or other personal property), as and when received in excess of the Basic Rent and Additional Rent required to be paid by Tenant for the area sublet, computed on the basis of an average square foot rent for the gross square footage tenant has leased. As used herein, “net consideration” and/or “net rent” shall mean gross rent Basic and Additional) or gross consideration for an assignment less any reasonable brokerage or tenant improvement work paid by tenant in connection with the assignment or sublet, said brokerage or tenant work to be amortized over the term of the assignment or sublet. This subparagraph shall not apply to a transfer as described in subsection (J) below.

(C)      In any event, the acceptance by the Landlord of any rent from the assignee or from any of the subtenants, or the failure of the Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release the Tenant herein from any and all of the obligations herein during and for the entire Term of this Lease.

(D)     The Landlord shall require a One Thousand and 00/100 ($1,000.00) Dollar payment to cover its handling charges for each request for consent to any assignment or sublet prior to its consideration of the same. The Tenant acknowledges that its sole remedy with respect to any assertion that the Landlord’s failure to consent to any assignment or sublet is unreasonable shall be the remedy of specific performance, and the Tenant shall have no other claim or cause of action against the Landlord as a result of the Landlord’s actions in refusing to consent thereto.

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(E)      In the event that any or all of Tenant’s interest in the Demised Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Tenant, or to Tenant as a debtor in possession, and subsequently any or all of Tenant’s interest in the Demised Premises and/or this Lease is offered or to be offered by Tenant or any trustee, receiver, or other representative or agent of Tenant as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Landlord (each such transaction being hereinafter referred to as a “Disposition”), it is agreed that Landlord has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Landlord in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Landlord has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

Landlord shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Tenant’s interest by such Disposition, and the exercise of the option by Landlord shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Landlord to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Landlord. In the event Landlord accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Landlord. In the event Landlord rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two (2%) percent of the price sought from Landlord or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Landlord hereunder.

(F)      Without limiting any of the provisions of Article XIV, if pursuant to the Federal Bankruptcy Code (or any similar law hereafter enacted having the same general purpose), Tenant is permitted to assign this Lease, notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1) year’s Annual Basic Rent and Additional Rent for the next succeeding twelve (12) months (which Additional Rent shall be reasonably estimated by Landlord), which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Section 22.02.

(G)      Intentionally omitted.

(H)      Except as specifically set forth above, or in (I) or (J) below no portion of the Demised Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.

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(I)       If Tenant is a corporation other than a corporation whose stock is listed and traded on a nationally or internationally recognized stock exchange, and except as otherwise permitted by Section 15.01 (J) below, the provisions of this Subsection 15.01(I) shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock [or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock] which results in a change of control of Tenant as if such transfer of stock (or other mechanism) which results in a change of control of Tenant were an assignment of this Lease, and if Tenant is a partnership or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such a partnership or joint venture as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease however this provision shall not apply to the addition of partners, or reformulation on retirement or death of partners and said provisions shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred or to any corporation which controls or is controlled by Tenant or is under common control with Tenant, provided that in the event of such merger, consolidation or transfer of all or substantially all of Tenant’s assets, (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of Tenant immediately prior to such merger, consolidation or transfer or (b) the net worth of Tenant herein named on the date of this Lease, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

(J)      Notwithstanding anything contained in this Article XV, upon at least thirty (30) days prior written notice but without having to obtain Landlord’s prior written approval the Tenant may assign or sublet the whole or any part of the Demised Premises to (i) an affiliated entity,(ii) to any entity with which it shall be merged, or (ii) to an entity that acquires all of the assets of the Tenant, provided Tenant first supplies Landlord with all written evidence necessary to satisfy Landlord of the relationship between Tenant and the transferee and further provided that in each instance above, Tenant shall remain liable hereunder.. As used herein, “affiliated corporation” with respect to Tenant shall mean any corporation related to Tenant as a parent, subsidiary or brother-sister corporation so that such corporation and Tenant and other corporations constitute a controlled group as determined under Section 1563 of the Internal Revenue Code of 1986, as amended and as elaborated by the Treasury Regulations promulgated thereunder.

(K)      In the event of an assignment, sublet or other transfer under this Article, the Demised Premises may be used only for the Permitted Use.

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ARTICLE XVI

Notices

Section 16.01.Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (a) delivered personally or (b) sent by registered mail or certified mail, return receipt requested, in a postpaid envelope or (c) sent by regionally or nationally recognized overnight courier service (“Overnight Courier”) such as Federal Express, addressed at the address set forth below, or at such other address as it shall designate by notice, as follows:

If to Landlord:	Bonanno Real Estate Group I, L.P.
c/o Tryon Management
107 West Tryon Avenue
Teaneck, New Jersey 07666

with copy to:	Cole Schotz P.C.
Court Plaza North
25 Main Street
Hackensack, New Jersey 07601
Attention: Mitchell W. Abrahams, Esq.

If to Tenant:	Kornit Digital North America, Inc.
480 South Dean Street
Englewood, New Jersey 07631

with copy to:	Kornit Digital Ltd.
12 Ha’Amal St., Rosh Ha’Ayin Israel
Attention: General Counsel

Any notice so sent shall be deemed given upon its receipt or rejection as evidenced by a bill of lading or return receipt or upon delivery if personally served.

ARTICLE XVII

Holding Over

Section 17.01. If the Tenant shall remain in the Demised Premises after the expiration of the Term without having executed and delivered a new lease with the Landlord, such holding over shall not constitute a renewal or extension of this Lease. The Landlord may, at its option, elect to treat the Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all the remedies against the Tenant provided by law in that situation, or the Landlord may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this Lease, except as to the duration thereof, and in that event the Tenant shall in additional to all Additional Rent pay installments of Monthly Basic Rent at one hundred fifty percent (150%) of the rate paid for the month immediately preceding the expiration of the Lease for the first thirty (30) days, then commencing on the thirty first (31st) day following the expiration of the Lease Term, at one hundred seventy-five percent (175%) of the rate paid for the month immediately preceding the expiration of the Lease for the next thirty (30) days, and thereafter, commencing on the sixty first (61st) day following the expiration of the Lease Term, at two hundred percent (200%) of the rate of Monthly Basic Rent paid immediately preceding the expiration of the Lease Term, but in no event less than the rate provided herein for the last month of the Term.

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ARTICLE XVIII

Liens

Section 18.01. In the event that any mechanic’s lien is filed against the Demised Premises as a result of alterations, additions or improvements made by the Tenant and not discharged by payment or bonding within twenty (20) days after notice by the Landlord to the Tenant, Landlord may treat such failure as an Event of Default under Section 14.01(B). In addition, after twenty (20) days’ written notice to the Tenant, the Landlord, at its option, may pay and discharge such lien, without inquiring into the validity thereof, and the Tenant shall, on demand of the Landlord, reimburse the Landlord as Additional Rent hereunder for the total expense incurred by the Landlord in discharging such lien.

ARTICLE XIX

Condition of Demised Premises, Loss, Etc.

Section 19.01.After the commencement of the Tenant’s occupancy, except as otherwise set forth in this Lease, the Landlord shall not be responsible for the loss of, or damage to, Tenant’s property or that is under its care, custody or control, or injury to Tenant occurring in or about the Demised Premises, or for any business interruption loss, or for any reason whatsoever, including but not be limited to: any existing or future condition, defect, matter or thing in the Demised Premises (but excluding, without limitation, Landlord’s obligations with respect to Legal Requirements as set forth in the Lease; the acts, omissions or negligence of other persons or tenants in and about the Demised Premises (except as otherwise set forth in this Lease, including, without limitation, that of Landlord or any Landlord Party); theft or burglary from the Demised Premises; the negligence of Landlord, its agents, servants or invitees (except as otherwise set forth in this Lease); and defects, errors or omissions in the construction or design of the Demised Premises and/or the Building including the structural and nonstructural portions thereof.

ARTICLE XX

Inspection, For Sale and For Rent Signs

Section 20.01. The Landlord, or its agents, shall have the right, upon not less than 48 hours prior written notice (which, notwithstanding the provisions of Article XVI hereof, may be by electronic mail if Tenant has provided Landlord with the appropriate e-mail addresses) to enter the Demised Premises at reasonable hours to examine the same, or to exhibit the Demised Premises to prospective purchasers and to place upon the Demised Premises a suitable “For Sale” sign, which sign must be approved by the Tenant, which approval shall not be unreasonably withheld. For twelve (12) months prior to the expiration of the Term, the Landlord, or its agents, may exhibit the Demised Premises to prospective tenants and may place the usual “To Let” signs thereon.

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ARTICLE XXI

Signs

Section 21.01. No sign, advertisement or notice shall be affixed to or placed upon any part of the Demised Premises by the Tenant, except in such manner, and of such size, design and color as shall be approved in advance in writing by the Landlord, which approval the Landlord shall not unreasonably withhold, delay or condition, provided: (i) that Tenant complies with all applicable governmental ordinances and regulations pertaining to such signage and receives all necessary governmental approvals required for the erection and maintenance of such signage, and (ii) no later than the last day of the Term, Tenant shall, at Tenant’s expense, remove the sign and repair all injury done by or in connection with the installation or removal of the sign.

ARTICLE XXII

Advance Rent, Security and Late Charge

Section 22.01. Simultaneously herewith, the Tenant has deposited with the Landlord the sum of Eleven Thousand Eight Hundred Eighty-Three and 75/100 ($11,883.75) Dollars in advance for Monthly Basic Rent for the first month of the first Lease Year.

Section 22.02. (a) Concurrently with the execution and delivery of this Lease, Tenant shall deposit with Landlord the sum of Thirty-Five Thousand Six Hundred Fifty-One and 25/100 ($35,651.25) Dollars (hereinafter “Security Deposit”) either by check or by letter of credit as hereinafter set forth in Section 22.03 below, as security for the full and faithful performance by Tenant of all of the terms and conditions upon the Tenant’s part to be performed, which Security Deposit shall be returned to Tenant within thirty (30) days after the time fixed as the expiration or earlier termination of the Term herein, provided Tenant has fully and faithfully carried out all of the terms, covenants and conditions on the Tenant’s part to be performed. In the event the Landlord uses any of said Security Deposit to cure Tenant’s default(s) or meet any of Tenant’s obligations, Tenant covenants, upon demand, to replace the amount so utilized or to provide an amended or replacement letter of credit as hereinafter set forth. In the event of a bona fide sale, subject to this Lease, the Landlord shall transfer the Security Deposit to the vendee, and the Landlord shall be considered released by the Tenant from all liability for the return of such Security Deposit provided the vendee has assumed Landlord’s obligations hereunder; and the Tenant agrees to look solely to the new landlord for the return of the said Security Deposit, and it is agreed that this shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Notwithstanding anything in this Lease to the contrary, nor anything to the contrary in any purchase and sale, or sale-leaseback or other agreement of transference of the landlord’s interest hereunder, such vendee, lease assignee, lessor, or other transferee shall, for all purposes, be deemed to have assumed the obligations of Landlord hereunder from and after the effective date of the sale or other transfer, without the need of written evidence thereof. The security deposited under this shall not be mortgaged, assigned or encumbered by the Tenant without the written consent of the Landlord.

(b)       At all times during the Term or any extension or renewal thereof, the Security Deposit shall equal the sum of three (3) installments of Monthly Basic Rent. As and when the Monthly Basic Rent increases, Tenant shall deposit with Landlord the difference between the then existing Security Deposit and the aforementioned sum (hereinafter “Additional Security”). Failure of Tenant to deposit the Additional Security within ten (10) days after Landlord’s written demand shall constitute a material breach of this Lease by Tenant.

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Section 22.03. In the event of the insolvency of Tenant or in the event of the entry of a judgment in bankruptcy in any court against Tenant which is not discharged within sixty (60) days after entry, or in the event a petition is filed by or against Tenant under any chapter of the bankruptcy laws of the State of New Jersey or the United States of America, then and in such event Landlord may require the Tenant to deposit additional security in the amount specified in Subsection 15.01(F) to adequately assure Tenant’s performance of all of its obligations under this Lease, including all payments subsequently accruing. Failure of Tenant to deposit the security required by this Section 22.04 within ten (10) business days after Landlord’s written demand shall constitute a material breach of this Lease by Tenant.

Section 22.04. Anything in this Lease to the contrary notwithstanding, at Landlord’s option, Tenant shall pay a “Late Charge” of seven (7%) percent of any installment of Monthly Basic Rent or Additional Rent paid more than five (5) days after the due date thereof, to cover the extra expense involved in handling delinquent payments; provided however, that Landlord shall notify Tenant each time Landlord elects to exercise its option to charge the Late Charge, and Tenant shall have ten (10) business days after receipt of such notice to pay the Late Charge as Additional Rent.

ARTICLE XXIII

Financial Statements

Section 23.01.The Tenant agrees, within one hundred twenty (120) days after the end of the Tenant’s accounting year, at the request of the Landlord, or at the request of the holder of any first mortgage upon the Demised Premises, to furnish to the Landlord or mortgagee, its certified balance sheet and profit and loss statement for the last accounting year provided however, if Tenant does not have financials prepared by a certified public accountant, such financial statements shall be certified by the CFO of the company, provided that Landlord or any such mortgagee shall execute a Nondisclosure /Confidentiality Agreement prepared by Tenant and reasonably satisfactory to Landlord and any such mortgagee.

ARTICLE XXIV

Broker

Section 24.01. The Landlord and Tenant represent and warrant to the other that Studley Inc. is the sole broker (the “Broker”) which advised Tenant of the availability of the Demised Premises for leasing and is the sole Broker which introduced Tenant to the Landlord. Landlord agrees that it shall pay the commission, if any, which may be due to said Broker pursuant to a separate agreement between Landlord and the Broker. The Landlord and Tenant agree to indemnify and hold each other harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant.

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ARTICLE XXV

Commencement Date Agreement

Section 25.01. Promptly after the commencement of the Term the parties shall execute and deliver, in duplicate original counterparts, a Commencement Date Agreement stating the commencement and expiration dates of the Term of this Lease.

ARTICLE XXVI

Waiver of Jury Trial/Non-Mandatory Counterclaims

Section 26.01. If Landlord commences any summary proceedings or an action for nonpayment of Term Basic Rent or Additional Rent, Tenant shall not interpose any non-mandatory counterclaim of any nature or description in any such proceedings or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors under or connected with this Lease or any of its provisions.

ARTICLE XXVII

Waiver of Distraint

Section 27.01. Landlord waives all lien, right, interest and claim it might otherwise have in and waives its right of distraint of, the machinery, fixtures and other property of the Tenant, and in any other property of any nature whether on or off the Demised Premises, belonging to the Tenant. The provisions of this Section are intended to apply to the Landlord’s common law (if any) and statutory right of distraint because of failure to pay Term Basic Rent or Additional Rent. In the event Landlord is requested to execute a lien waiver or similar document evidencing that Landlord does not have a lien on Tenant’s inventory, equipment or other personalty, then Tenant agrees to reimburse Landlord, as Additional Rent, for the reasonable legal fees and costs incurred by Landlord in connection with reviewing and responding to such request, not to exceed One Thousand Dollars ($1,000.00).

ARTICLE XXVIII

Landlord’s Retained Rights

Section 28.01. (a) Subject to the terms and conditions hereof, Landlord reserves to itself, its successors and assigns, the full use of the roof; however, Landlord shall not make any installations thereon other than solar panels and equipment related to the generation of solar power, and which shall be for the exclusive use of the Building. Except as otherwise set forth in this Lease and subject to the terms and conditions of this Lease, Landlord hereby reserves to itself, its successors and assigns, the right to grant, construct, maintain and use utility easements and drainage easements, across, through, over and under the Demised Premises, Building and Real Property or to or from other lands and other portions of the Real Property now owned or in the future acquired by the Landlord, and to construct and install pipes and other equipment necessitated thereby, provided the same to be at the sole cost of the Landlord and provided such easements do not interfere with the use of or access to the Demised Premises by the Tenant by more than a de minimis degree.

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(b) In the event that Landlord exercises its rights under this Section 28.01 and places solar panels and related equipment thereon, from and after the date Landlord or its employees, agents or contractors enter upon the roof to perform such installations (or any other installations whether or not permitted by this Lease), Landlord shall assume all responsibility for the maintenance in watertight condition, replacement and repair of the roof, and Sections 9.01, 12.01 and 12.02 shall be deemed modified accordingly. Upon request of Tenant, Landlord shall enter into a commercially reasonable written agreement with Tenant acknowledging the date on which Landlord shall be deemed to have assumed liability for the maintenance, repair and replacement of the roof, but the failure or refusal to sign the agreement by either party shall in no event affect the determination of such date or either party’s obligations hereunder. If Tenant shall notify Landlord in writing of the need of roof repairs, Landlord shall use all commercially reasonable efforts to commence such repairs within five (5) business days after receipt of notice thereof, and to thereafter diligently pursue such repairs to completion. If Landlord fails to commence such repairs within the five (5) business day period, Tenant may send Landlord a reminder notice stating in BOLD AND CONSPICOUS LETTERS, that failure of commence repair of the roof within five (5) business days after receipt of such notice shall entitle Tenant to commence making the repairs at Landlord’s cost and expense, and if Landlord thereafter fails to timely commence such repairs and thereafter to diligently pursue same to completion, Tenant shall have the right to make such repairs at Landlord’s sole cost and expense, and Landlord shall reimburse Tenant for Tenant’s actual costs and expenses incurred in connection therewith within thirty (30) days after receipt of Tenant’s bill therefor accompanied by reasonable substantiation of the charges therein. If Landlord fails to timely reimburse Tenant, Tenant may send Landlord a reminder notice stating in BOLD AND CONSPICOUS LETTERS, that Landlord’s failure to pay said charges within five (5) business days following receipt of such reminder notice shall entitle Tenant to offset the amount stated in Tenant’s bill against the next due installments of Basic Rent however, in no event shall Tenant deduct more than twenty (20%) percent from each monthly installment until such time as Tenant has been fully reimbursed for its expenditures for such roof repairs.

Section 28.02. Subject to approval by all applicable governmental authorities and compliance with all applicable Legal Requirements, Tenant shall have the right, at Tenant’s sole option, to install an antenna or satellite “dish”, or similar device for the reception and transmission of signals with its home office or other stores (“Device”), on the roof of the Building in a location to be mutually agreed upon, subject to Landlord’s prior written approval of such location and Tenant’s plans and specifications, such approval not to be unreasonably withheld, conditioned or delayed. The Device shall be utilized solely for Tenant’s business operations and shall be screened so that it is not be visible from the parking areas. The Device shall be installed at Tenant’s expense and Tenant shall comply with all laws, ordinances and regulations relating to the installation, use and maintenance of the Device. Tenant will ensure that the Device, and each part of it, will be installed in accordance with all Legal Requirements and shall repair all damage to the Premises and building (including but not limited to the roof of the Premises) caused as a result of Tenant’s installation, maintenance or removal of the Device. The Device is and shall remain the property of Tenant or Tenant’s assignee, transferee or sublessee, and Landlord and Tenant agree that the Device is not, and installation of the Device at the Demised Premises shall not cause the Device to become, a fixture pursuant to this Lease or by operation of law. Tenant shall be responsible for the replacement, repair and maintenance of the Device during the Term of this Lease at its sole cost and expense, and upon the termination of this Lease shall remove said Device and repair damage caused as a result of such installation or removal. Any roof penetrations caused by Tenant shall not invalidate the roof warranty. Roof penetrations if any, shall be performed only by Landlord’s designated contractor at Tenant’s expense. All damage caused to the roof by Tenant, its agents, servants, employees or contractors shall be repaired by a Landlord’s designated contractor, at Tenant’s sole cost and expense. Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, claims, suits, causes of action, liabilities, losses, injuries, and damage, including, without limitation, reasonable attorneys' fees and costs for damage or injury to persons or their property caused by the installation, repair, replacement or removal of the Device. Except as expressly set forth in this Section, Tenant shall have no other rights to make any other installations on the roof of the Building.

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ARTICLE XXIX

Miscellaneous

Section 29.01. Partial Invalidity. If any term or provision of this Lease or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

Section 29.02. Waivers. (a) One or more waivers by either party of the obligation of the other to perform any covenant or condition shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition.

(b)       The receipt of Monthly Basic Rent and Additional Rent by the Landlord, with knowledge of any breach of this Lease by the Tenant or of any default on the part of the Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease. Neither acceptance of the keys nor any other act or thing done by the Landlord or any agent or employee during the Term herein demised shall be deemed to be an acceptance of a surrender of said Demised Premises, excepting only an agreement in writing signed by the Landlord accepting or agreeing to accept such surrender.

(c)       The receipt of any sum of money or reimbursement or refund by Tenant, with knowledge of any breach of this Lease by the Landlord or of any default on the part of the Landlord in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

Section 29.03. Number, Gender. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Section 29.04. Successors, Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

Section 29.05. Headings. The Article and marginal headings herein are intended for convenience in finding the subject matters, are not to be taken as part of this Lease and are not to be used in determining the intent of the parties to this Lease.

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Section 29.06. Entire Agreement. This instrument contains the entire and only agreement between the parties and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way or terminated except by a writing executed by both parties.

Section 29.07. Landlord. The term “Landlord” as used in this Lease means only the holder, for the time being, of the Landlord’s interest under this Lease so that in the event of any transfer of title to the Demised Premises the Landlord shall be and hereby is entirely freed and relieved of all obligations of the Landlord hereunder accruing after such transfer, and it shall be deemed without further agreement between the parties that such grantee, transferee or assignee has assumed and agreed to observe and perform all obligations of the Landlord hereunder arising during the period it is the holder of the Landlord’s interest hereunder.

Section 29.08. Words of Duty. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants.

Section 29.09. Cumulative Remedies. The specified remedies to which the Landlord or the Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord or the Tenant may lawfully be entitled in case of any breach or threatened breach of any provision of this Lease.

Section 29.10. No Option. The submission of this Lease Agreement for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Landlord and Tenant.

Section 29.11. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Monthly Basic Rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Monthly Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law. No payment by Landlord to Tenant of a lesser amount than that owed to Tenant shall be deemed to be other than payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of sums owed to Tenant be deemed an accord and satisfaction, and Tenant may accept such check or payment without prejudice to Tenant’s right to recover the balance of any such amounts owed to Tenant or to pursue any other remedy provided herein or by law.

Section 29.12. Authority. (a) Tenant represents and warrants to Landlord it has full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and makes this representation knowing that the Landlord party will rely thereon. The signatory on behalf of Tenant further represents and warrants that it has full right, power and authority to act for and on behalf of Tenant in entering into this lease.

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(b)       Landlord represents and warrants to Tenant that it is the fee owner of the Demised Premises and the Real Property, it has full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and makes this representation knowing that Tenant will rely thereon. The signatory on behalf of Landlord further represents and warrants that it has full right, power and authority to act for and on behalf of Landlord in entering into this lease.

Section 29.13. Lease Commencement. If Landlord, for any reason whatsoever including Landlord’s negligence, cannot deliver possession of the Demised Premises to Tenant at the commencement of the agreed Term as set forth in Section 2.01, this Lease shall not be void or voidable but it shall be terminable as set forth in said Section 2.01, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom except as set forth in said Section 2.01, but in that event, the Term shall be for the full Term as specified above to commence from and after the date Landlord shall have delivered possession of the Demised Premises to Tenant, and, if requested by Landlord, Landlord and Tenant shall, by a writing signed by the parties, ratify and confirm said commencement and termination dates.

Section 29.14. As used in this Lease, Real Estate Taxes shall mean the property taxes and assessments imposed upon the Real Property including the Building, or upon the Term Basic Rent and Additional Rent, as such, payable to Landlord, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments or changes levied, imposed, or assessed against the Demised Premises including the Building by any other lawful taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen, less any tax exemptions and abatements granted pursuant to any law or ordinance. Real Estate Taxes shall not include (i) any income, franchise, gross receipts, use or “value added” taxes, transfer or gains taxes, corporation, capital levy, excess profits, revenue, inheritance, devolution, gift, estate, payroll or stamp tax, by whatever authority imposed or however designated, nor any interest or penalties payable because of late payment of Real Estate Taxes (unless such late payment is due solely to the late payment by Tenant), If due to a future change in the method of taxation, any franchise, income or profit tax or other tax shall be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax or other tax shall be deemed to be a Real Estate Tax for the purposes hereof; conversely, any additional real estate tax hereafter imposed in substitution for, or in lieu of, any franchise, income or profit tax or other tax (which is not in substitution for, or in lieu of, or in addition to, a Real Estate Tax as hereinbefore provided) shall not be deemed a Real Estate Tax for the purposes hereof.

Section 29.15. Execution. This Lease may be executed in one or more counterparts, each of which counterparts shall be an original. An executed copy of this Lease may delivered by facsimile or electronic mail with the same effect as if an executed original counterpart were delivered; however, upon request of any party hereto, the parties shall promptly execute and deliver to all parties hereto, “hard” duplicate original copies with original inked signatures.

Section 29.16. Force Majeure. Force Majeure shall mean and include those situations beyond a party’s control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Basic Rent or Additional Rent and except as to the time periods set forth in Article XVII, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

41

Section 29.17. Applicable Law. This Lease shall be governed by and construed and enforced in accordance with the laws by the Courts of the State of New Jersey (excluding New Jersey conflict laws) and by the Courts of New Jersey.

Section 29.18. Memorandum of Lease. This Lease shall not be filed of record in any office or place of public record, without Landlord’s and Tenant’s consent; but on request of either party, Landlord and Tenant shall execute, acknowledge and deliver to each other duplicate originals of a memorandum of this Lease, substantially in the form attached hereto as Exhibit F, and on request of either party a memorandum or short form of any modification of this Lease, in recordable form, containing the information required by law for recording and such other provisions as either party may reasonably request (other than rental terms), so as to give notice of the provisions of this Lease or said modification, as the case may be. In the event that a memorandum of this Lease is recorded, the parties shall simultaneously execute a Discharge of Memorandum in the form of Exhibit G to be held in escrow by Landlord’s counsel and not recored until the expiration or sooner termination of this Lease.

Section 29.19. Lease Year. The first Lease Year shall be the period commencing on the Rent Commencement Date and ending twelve (12) months after the last day of the month in which the Rent Commencement Date occurs, and each succeeding twelve (12) month period thereafter shall be a Lease Year.

Section 29.20. Intentionally omitted.

Section 29.21. Rules of Construction. The following rules of construction shall be applicable for all purposes of this Lease unless the context otherwise requires:

(a)       The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Lease, and “hereafter” shall mean after, and “heretofore” shall mean before, the date of this Lease.

(b)       The terms “include”, “including”, “exclude”, “excluding” and similar terms shall be construed as if followed by the phrase “without being limited to”.

(c)       The term “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(d)       Whenever a part shall have the right of self-help, the costs incurred on account of the other party shall be deemed to be only the “reasonable costs” so incurred.

(e)       Wherever there appears an express right of self-help, or an express right of one party to expend monies on behalf of the other party, the party seeking to exercise such right of self-help shall first send a reminder /warning notice and provide an appropriate time period for cure (except in an emergency situation) before the party seeking to exercise such right of self-help exercises such right or expends funds on behalf of the other party.

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(f)       As used herein the term “business days” shall mean Monday through Friday exclusive of Holidays.

(g)       As used herein the term “Holidays” shall mean all holidays observed by the federal government and/or the State of New Jersey.

ARTICLE XXX

Personal Liability

Section 30.01. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no personal liability on the part of Landlord, its successors, assigns or any mortgagee in possession (for the purposes of this Section, collectively referred to as “Landlord”), with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord and the proceeds of any insurance or other awards in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever.

ARTICLE XXXI

Rent Concession

Section 31.01. Notwithstanding anything contained herein to the contrary, and provided Tenant is not in default under any of the terms and provisions of this Lease, the Tenant shall not be obligated to pay Basic Rent for the first sixty (60) days of the Term beginning on the Commencement Date (the “Concession Period”). Notwithstanding the foregoing, Tenant shall nevertheless be obligated to fulfill all of its other obligations required by this Lease during the aforedescribed period including by way of example but not of limitation, those requirements described in Articles VII and VIII.

ARTICLE XXXII

Intentionally Omitted.

ARTICLE XXXIII

Guaranty

Section 33.01. This Lease is expressly conditioned on the execution by KORNIT DIGITAL LTD. of the guaranty of the terms, covenants and conditions in this Lease to be performed and observed by Tenant in the form and substance attached hereto and made a part hereof as Exhibit E.

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ARTICLE XXXIV

Cancellation Option

Section 34.01. Tenant at its option will have a one-time right to cancel and terminate the Lease effective on the last day of the fifth (5th) Lease Year of the Term (the “Cancellation Date”). Tenant shall provide one hundred eighty (180) days prior written notice of its election to cancel the Lease, TIME HEREBY BEING MADE OF THE ESSENCE.. The right to cancel the Lease shall be conditioned upon the following: there being no uncured Event of Default under the Lease and Tenant paying a cancellation fee at the time it sends its cancellation notice equal to four (4) months of the Basic Monthly Rent due at the time of the Cancellation Date (FIFTY-THREE THOUSAND FIVE HUNDRED ONE AND 08/00 DOLLARS) ($53,501.08), plus the unearned real estate commission in the amount of FORTY-SIX THOUSAND EIGHT HUNDRED SIXTY-SEVEN DOLLARS ($46,867.00). Tenant shall also enter into a mutually acceptable Surrender and Acceptance Agreement effective as of the Cancellation Date, continue to perform all of the terms and conditions of the Lease until the Cancellation Date and actually vacates the Demised Premises and deliver possession in the condition required by the Lease at the scheduled expiration date on or before the Cancellation Date free and clear of liens, encumbrances and tenancies of any kind or nature. Upon Tenant’s compliance with all of the terms and conditions of this Section 34.01, Tenant shall be released from its obligations as contained in this Lease, as if said Cancellation Date were the scheduled expiration date of the Lease.

[NO FURTHER TEXT – SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

BONANNO REAL ESTATE GROUP I, L.P., Landlord

By:	/s/ Max Bonanno
Name:	Max Bonanno
Title:	General Partner

KORNIT DIGITAL NORTH AMERICA, INC., Tenant

By:
Name:	Shai Terem
Title:	President

By:	/s/ Gabi Seligsohn /s/ Guy Avidan
Name:	Gabi Seligsohn Guy Avidan
Title:	CEO CFO

45

EXHIBIT A

A-1

EXHIBIT B

INTENTIONALLY OMITTED

B-1

EXHIBIT C

TENANT’S WORK

Tenant shall make the following improvements to the space at Tenant's sole cost and expense.

●	Replacing or refurbishing all of the windows in the warehouse
●	Potentially reconfiguring or adding to the office space (with Landlord approval)
●	Polishing or Epoxy Floor in the Warehouse
●	Adding Warehouse lighting
●	Paint and Carpet the office space

C-1

EXHIBIT C-1

TENANT’S INITIAL PLANS AND SPECIFICATIONS

C-1-1

EXHIBIT D

PERMISSIBLE QUANTITIES AND CHEMICALS WHICH MAY BE STORED AT THE DEMISED PREMISES

D-1

EXHIBIT E

GUARANTY

WHEREAS, KORNIT DIGITAL NORTH AMERICA, INC., a Delaware corporation, with offices at 10541-10601North Commerce Street, Mequon, WI 53092, USA (hereinafter referred to as the “Tenant”) is desirous of entering into the lease hereinafter mentioned; and

WHEREAS, KORNIT DIGITAL LTD, an Israeli company with offices at 12 Ha’Amal St., Rosh Ha’Ayin Haayin Israel (hereinafter referred to as “Guarantor”) has requested BONANNO REAL ESTATE GROUP I, L.P, with offices at 107 West Tryon Avenue, Teaneck, New Jersey 07666 (hereinafter referred to as “Landlord”) to enter into a lease with the Tenant for an initial Term of five (5) Lease Years, in the building located at 480 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey; and

WHEREAS, the Landlord has refused to enter into the said Lease unless Guarantor guarantees said Lease in the manner hereinafter set forth.

NOW, THEREFORE, to induce the Landlord to enter into said Lease, which Lease is dated this day and is being executed simultaneously herewith, the Guarantor hereby agrees as follows:

1.       The Guarantor unconditionally guarantees to the Landlord and the successors and assigns of the Landlord, (a) the full and punctual performance and observance by the Tenant of all of the terms, covenants and conditions in said Lease contained on Tenant’s part to be kept, performed or observed but expressly excluding any acceleration of Rents.

2.       (a)       The Guarantor unconditionally guarantees to the Landlord and the successors and assigns of the Landlord, the full and punctual performance and observance by the Tenant of all of the terms, covenants and conditions in said Lease contained on Tenant’s part to be kept, performed or observed. This is a guaranty of payment and performance and not of collection. Landlord may demand payment from Guarantor without first seeking payment from Tenant. Landlord does not have to notify Guarantor that Tenant has failed to meet any of its obligations under the Lease, or that Guarantor is obligated to make a payment or perform any obligation pursuant to this Guaranty. The liability of Guarantor under this Guaranty will not be modified or terminated because of any changes to the Lease made by Landlord and Tenant or by any waiver of any of the provisions of the Lease by Landlord. Guarantor expressly acknowledges that if Tenant holds over beyond the term of the Lease, the obligations of Guarantor hereunder shall extend to and apply to Tenant’s obligations incurred during the holdover period.

(b)       If at any time, default shall be made by the Tenant in the performance or observance of any of the terms, covenants or conditions in said Lease contained on the Tenant’s part to be kept, performed or observed, the Guarantor will keep, perform and observe the same, as the case may be, in place and stead of the Tenant.

E-1

3.       The liability of the Guarantor hereunder shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant.

4.       Any act of the Landlord, or the successors or assigns of the Landlord, consisting of a waiver of any of the terms or conditions of said Lease, or the giving of any consent to any manner or thing relating to said Lease, or the granting of any indulgences or extensions of time, to the Tenant, may be done without notice to the Guarantor and without releasing the obligations of the Guarantor hereunder.

5.       The obligations of the Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of covenants and conditions in said Lease contained on the Tenant’s part to be performed or observed; nor by any modification of such Lease, but in the case of any such modification, the liability of the Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease.

6.       The liability of the Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Tenant in any creditors’ receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy, or of any remedy for the enforcement of the Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the Bankruptcy Code or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of the Lease by the Tenant; (e) any disability or other defense of the Tenant; or (f) the cessation from any cause whatsoever of the liability of the Tenant.

7.       Until all the covenants and conditions in said Lease on the Tenant’s part to be performed and observed are fully performed and observed, the Guarantor: (a) shall have no right of subrogation against the Tenant by reasons of any payments or acts of performance by the Guarantor hereunder; (b) waives any right to enforce any remedy which the Guarantor now or hereafter shall have against the Tenant by reason of any one or more payment or acts of performance in compliance with the obligations of the Guarantor hereunder; and (c) subordinates any liability or indebtedness of the Tenant now or hereafter held by the Guarantor to the obligations of the Tenant to the Landlord under said Lease.

8.        (a)       Notwithstanding any payments of Basic Rent or Additional Rent made by the undersigned pursuant to the provisions of this Guaranty, the undersigned shall not seek to enforce or collect upon any rights which the undersigned now has or may acquire against the Tenant either by way of subrogation, indemnity, reimbursement or contribution for any amount paid under this Guaranty. In the event either a petition is filed under the Bankruptcy Code or under any other applicable Federal or state insolvency law in regard to the Tenant, or an action or proceeding is commenced for the benefit of the creditors of the Tenant, and the Landlord is ordered to repay all or any portion of any payments made to Landlord which were received from or on behalf of the Tenant and which are held voidable on the grounds of preference, fraudulent conveyance or otherwise, the undersigned shall pay to the Landlord an amount equal to such payments held to be voidable, provided, however, that the aggregate of all payments made by the undersigned under this Guaranty shall not exceed the amount of the Basic Rent and Additional Rent arrears then due and payable and further provided that such payments shall not be accelerated.

E-2

(b)       If at any time payment, or portion thereof, made by or for the account of the undersigned on account of the obligations under this Guaranty, is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent conveyance or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable Federal or state insolvency law or similar law, the undersigned hereby agrees that this Guaranty (a) shall continue and remain in full force and effect, and (b) if previously terminated as a result of the undersigned having fulfilled the undersigned’s obligations hereunder in full or as a result of the Landlord having released the undersigned from its obligations and liabilities hereunder, shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof had not been made, and, if applicable, as if such previous termination had not occurred.

9.         This Guaranty shall apply to the initial Term of the Lease and to any renewal or extension thereof.

10.       This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Guarantor and the Landlord.

11.       This Guaranty shall be governed by and construed and enforced in accordance with the laws by the Courts of the State of New Jersey (excluding New Jersey conflict laws) and by the Courts of New Jersey. Guarantor herby submits to the jurisdiction of the Courts of the State of New Jersey.

12.       All notices, demands or other communications (collectively, “Notices”) desired or required to be given under this Guaranty shall be made in accordance with Article XVI of the Lease.

13.       This Guaranty may be executed in one or more counterparts, each of which counterparts shall be an original. An executed copy of this Guaranty may delivered by facsimile or electronic mail with the same effect as if an executed original counterpart were delivered; however, upon request of any party hereto, the parties shall promptly execute and deliver to all parties hereto, “hard” duplicate original copies with original inked signatures.

GUARANTOR HEREBY WAIVES THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING THAT MAY HEREAFTER BE INSTITUTED BY LANDLORD AGAINST GUARANTOR WITH RESPECT TO THIS GUARANTY. GUARANTOR SHALL PAY TO LANDLORD ALL OF LANDLORD’S EXPENSES, INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS’ FEES AND OTHER COSTS INCURRED IN ENFORCING THE PROVISIONS OF THIS GUARANTY.

E-3

IN WITNESS WHEREOF, the Guarantor has hereunto set his hands and seals the _____ day of___________, 2017

KORNIT DIGITAL LTD, GUARANTOR

By:
Name:
Title:

By:
Name:
Title:

E-4

EXHIBIT F

MEMORANDUM OF LEASE

Prepared By:
Mitchell W. Abrahams, Esq.

RECORD and RETURN TO:

Mitchell W. Abrahams, Esq.

Cole, Schotz, P.C.

Court Plaza North

25 Main Street

P.O. Box 800

Hackensack, New Jersey 07602-0800

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is made and entered into this ____ day of ________, 2017, by and between Bonanno Real Estate Group I, L.P., a New Jersey limited partnership, with offices at 107 West Tryon Avenue, Teaneck, New Jersey 07666 (“Landlord”), and Kornit Digital North America, Inc., a Delaware corporation, with offices at 10541-10601North Commerce Street, Mequon, WI 53092, USA (“Tenant”).

W I T N E S S E T H:

1.       Landlord, in consideration of the rents and upon the terms, conditions, covenants and agreements set forth in that certain Lease dated _______, 2017 (the “Lease”) between Landlord and Tenant, has leased to Tenant the premises, which includes the building and that certain parcel of land, upon which the building is situated, located at 480 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey designated on the current Tax Map as Lot 4, Block 3005 as more particularly described on Exhibit A attached hereto and made a part hereof and a portion of the land located at 470 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey, designated on the current Tax Map as Lot 3, Block 3005(collectively, the “Property”).

2.       The term of the Lease commences subject to its terms on delivery of the premises by the Landlord in the condition required by the Lease, and is for a period of ten (10) Lease Years, as that term is defined in the Lease.

3.       The addresses of Landlord and Tenant are as set forth above and copies of the Lease are on file with Landlord and Tenant at said addresses.

4.       The purpose of this Memorandum of Lease is to give record notice of the Lease, Tenant’s right of access and use of the Property and of the other rights created thereby, the terms and conditions of which Lease are hereby incorporated by reference as if fully set forth herein. If any term or condition of this Memorandum of Lease shall conflict with any term or condition of the Lease, the terms and conditions of the Lease shall control.

F-1

IN WITNESS WHEREOF, the undersigned have duly executed these presents under seal as of the day and year first above written.

LANDLORD:

WITNESS:	Bonanno Real Estate Group I, L.P.

By:
Name:	Name:
Title:

TENANT:

WITNESS:	Kornit Digital North America, Inc.

By:
Name:	Name:
Title:

WITNESS:

By:
Name:	Name:
Title:

F-2

STATE OF NEW JERSEY	)
)ss:
COUNTY OF BERGEN	)

I CERTIFY that on ____________, 2017, ______________________, personally came before me and this person acknowledged under oath, to my satisfaction, that:

(a)	this person was the maker of this Memorandum of Lease;

(b)	this person was authorized to and did execute this Memorandum of Lease as General Partner of Bonanno Real Estate Group I, L.P., the entity named in this Memorandum of Lease; and

(c)	this person executed this Memorandum of Lease as the act of the entity.

By:
Name:
Title:	Notary Public

F-3

STATE OF _____________	)
)ss:
COUNTY OF ___________	)

I CERTIFY that on _____________, 2017, __________________, personally came before me, ______________________ and ______________________, and each such person acknowledged under oath, to my satisfaction, that:

(a)	each person was the maker of this Memorandum of Lease;

(b)	each person was authorized to and did execute this Memorandum of Lease as ______________________ and ______________________, respectively, of Kornit Digital North America, Inc., the entity named in this Memorandum of Lease; and

(c)	each person executed this Memorandum of Lease as the act of the entity.

By:
Name:
Title:	Notary Public

F-4

EXHIBIT A

BEGINNING at a point in the northwesterly line of South Dean Street where same is intersected by the northeasterly line of property conveyed by Rockwood Industrial Corporation to Durham Realty Co., by Deed dated June 21, 1961, recorded in the Office of the Clerk of Bergen County in Book 4256, page 419, and thence running (1) North 55 degrees 7 minutes west and along said northeasterly line of property conveyed to Durham Realty Co., as aforesaid a distance of 217.35 feet to the southeasterly line of the property of Northern Railroad of New Jersey; thence (2) North 34 degrees 53 minutes east and along said southeasterly line of Northern Railroad of New Jersey, 150.0 feet to a point; thence (3) South 55 degrees 7 minutes east 205.00 feet, more or less, to the aforesaid northwesterly line of South Dean Street; thence (4) South 30 degrees 17 minutes 30 seconds west and along said northwesterly line of South Dean Street 152.5 feet to the point or place of BEGINNING.

EXHIBIT B

EXHIBIT G

DISCHARGE OF MEMORANDUM

Prepared By:
Mitchell W. Abrahams, Esq.

RECORD and RETURN TO:

Mitchell W. Abrahams, Esq.

Cole Schotz, P.C.

Court Plaza North

25 Main Street

P.O. Box 800

Hackensack, New Jersey 07602-0800

DISCHARGE OF MEMORANDUM OF LEASE

THIS DISCHARGE OF MEMORANDUM OF LEASE is made and entered into this ____ day of ________, 20____, by and between Bonanno Real Estate Group I, L.P., a New Jersey limited partnership, with offices at 107 West Tryon Avenue, Teaneck, New Jersey 07666 (“Landlord”), and Kornit Digital North America, Inc., a Delaware corporation, with offices at 10541-10601North Commerce Street, Mequon, WI 53092, USA (“Tenant”).

W I T N E S S E T H:

5.       A certain Lease (the “Lease”), dated December ___, 2017, was made by and between Landlord and Tenant relating to that which includes the building and that certain parcel of land, upon which the building is situated, located at 480 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey designated on the current Tax Map as Lot 4, Block 3005 as more particularly described on Exhibit A attached hereto and made a part hereof and a portion of the land located at 470 South Dean Street, in the City of Englewood, County of Bergen, State of New Jersey, designated on the current Tax Map as Lot 3, Block 3005, as more particularly described on Exhibit B (collectively, the “Property”).

6.       In connection with said Lease, a certain Memorandum of Lease was recorded or registered in the office of the county recording officer of Bergen County on ___, 201_, in Deed Book ____, Page ____.

7.       The Lease has expired in accordance with its terms or an Event of Default (as defined in the Lease) has occurred under the Lease and remains uncured, and the Lease has been terminated on account of the same by Landlord in accordance with the terms of the Lease. Accordingly, this Discharge of Memorandum of Lease provides notice that the Memorandum of Lease is now cancelled and void.

8.         The Clerk of Bergen County, New Jersey is hereby authorized and directed to cancel and discharge of record the Memorandum of Lease.

G-1

IN WITNESS WHEREOF, the undersigned have duly executed these presents under seal as of the day and year first above written.

LANDLORD:

WITNESS:	Bonanno Real Estate Group I, L.P.

By:
Name:	Name:
Title:

TENANT:

WITNESS:	Kornit Digital North America, Inc.

By:
Name:	Name:
Title:

WITNESS:

By:
Name:	Name:
Title:

G-2

STATE OF _____________	)
)ss:
COUNTY OF ___________	)

I CERTIFY that on __________ ___, 20___, ________________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

(a)	this person was the maker of this Discharge of Memorandum of Lease;

(b)	this person was authorized to and did execute this Discharge of Memorandum of Lease as General Partner of Bonanno Real Estate Group I, L.P., the entity named in this Discharge of Memorandum of Lease; and

(c)	this person executed this Discharge of Memorandum of Lease as the act of the entity.

By:
Name:
Title:	Notary Public

G-3

STATE OF _____________	)
)ss:
COUNTY OF ___________	)

I CERTIFY that on _________ ___, 20___, ______________ personally came before me _______________________ and ______________________ and each such person acknowledged under oath, to my satisfaction, that:

(a)	each person was the maker of this Discharge of Memorandum of Lease;

(b)	each person was authorized to and did execute this Discharge of Memorandum of Lease as ______________ and ______________, respectively, of Kornit Digital North America, Inc., the entity named in this Discharge of Memorandum of Lease; and

(c)	each person executed this Discharge of Memorandum of Lease as the act of the entity.

By:
Name:
Title:	Notary Public

G-4